UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

     Date of report (Date of earliest event reported): October 16, 2003

GENESIS HEALTH VENTURES, INC.

(Exact name of registrant as specified in its charter)

Pennsylvania	0-33217	06-1132947

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

101 East State Street, Kennett Square, Pennsylvania	19348

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(610) 444-6350

Not Applicable

(Former name or former address, if changed since last report)

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Item 7.           FINANCIAL STATEMENTS AND EXHIBITS

     (c) Exhibits:

99.1	Press release dated October 16, 2003.

Item 9.           REGULATION FD DISCLOSURE

Introductory Note

     As previously reported, we expect to spin off our eldercare businesses into a separate publicly traded company called Genesis HealthCare Corporation, referred to as GHC, in the fall of 2003. Following the spin-off, Genesis Health Ventures, Inc., sometimes referred to as GHVI, expects to change its name to NeighborCare, Inc. and to continue to provide institutional pharmacy services. The purpose of this report is to provide information about GHVI as if the spin-off had occurred. Accordingly, unless the context otherwise requires:

•	all references to “GHVI,” “NeighborCare,” “Genesis,” the “company,” “we,” “our” or “us” refer to Genesis Health Ventures, Inc. together with its subsidiaries immediately after completion of the spin-off; and

•	all references to “GHC” refer to Genesis HealthCare Corporation together with its subsidiaries immediately after completion of the spin-off.

     In addition, GHVI has announced that it intends to offer $225 million aggregate principal amount of senior subordinated notes due 2013, sometimes referred to as the GHVI Note Offering or the GHVI Notes, in a private placement. A copy of GHVI’s press release announcing the GHVI Note Offering is furnished as Exhibit 99.1 hereto. GHC has previously announced that it intends to offer $200 million aggregate principal amount of senior subordinated notes due 2013, sometimes referred to as the GHC Note Offering or the GHC Notes, in a private placement.

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     Neither the GHVI Notes nor the GHC Notes have been registered under the Securities Act of 1933. The GHVI Notes and the GHC Notes may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This report does not constitute an offer for sale, or the solicitation of an offer to buy, the GHVI Notes or the GHC Notes.

Spin-Off of GHC

     GHC is currently our wholly-owned subsidiary. GHC was incorporated in Pennsylvania in May 2003 in preparation for its spin-off from us. GHC is one of the largest providers of healthcare and support services to the elderly in the United States. We are spinning off GHC to our shareholders by way of a pro rata distribution of all of the shares of common stock of GHC. The distribution of GHC common stock will be made to our shareholders of record on October 15, 2003 and is expected to be completed in the fall of 2003. Following the spin-off, GHC will be an independent public company and we will have no continuing stock ownership in GHC. For the twelve months ended June 30, 2003, GHC generated revenue of $1.4 billion.

     The primary corporate purposes for the spin-off are to enhance the success of both NeighborCare and GHC by permitting each business to improve sales and marketing opportunities, isolate operating risks, have direct access to capital markets and better target employee incentives. Recognizing each business’ own substantially different financial, investment and operating characteristics, human resource demands, return on invested capital profiles, capital requirements and growth opportunities, we expect that the spin-off of GHC will enable the independent management teams of each business to adopt strategies and pursue objectives that are appropriate to their respective business enterprises.

     In connection with the spin-off of GHC, we intend to enter into a new senior credit facility consisting of a $100.0 million revolving credit facility, none of which is expected to be drawn at the closing of the spin-off. GHC also intends to enter into a new senior credit facility, consisting of a $185.0 million term loan, which will be fully drawn at the closing of the spin-off, and a $75.0 million revolving credit facility, none of which is expected to be drawn at the closing of the spin-off. GHC is also currently conducting an offering of senior subordinated notes in an aggregate principal amount of $200.0 million. We will guarantee GHC’s senior subordinated notes until the spin-off is completed. GHC intends to transfer $315.5 million of the proceeds from the initial borrowings under its new senior credit facility and its note offering to us. We intend to use the funds transferred to us by GHC to repay a portion of our existing indebtedness.

     We refer to the GHVI Note Offering, our new senior credit facility, the transfer of funds to us from GHC, the spin-off and the repayment of our senior secured notes due 2007 and our existing senior credit facility as the “Transactions.”

     We will also enter into several agreements with GHC in connection with the spin-off. GHC’s Registration Statement on Form 10 filed with the SEC on October 10, 2003 contains a summary of the terms of the material agreements we expect to enter into with GHC. This summary is qualified in its entirety by reference to the full text of the agreements. The forms of the agreements relating to the spin-off of GHC are included as exhibits to GHC’s Registration Statement on Form 10. The agreements have not yet been finalized and are being reviewed by us and GHC and may change prior to the spin-off.

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CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING STATEMENTS

Statements made in this report, and in our other public filings and releases, which are not historical facts contain “forward-looking” statements (as defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties and are subject to change at any time. These forward-looking statements may include, but are not limited to:

•	statements concerning our or GHC’s plans, objectives, expectations and intentions;

•
statements concerning the expected effects of the spin-off of GHC and the expected terms of the spin-off documents; the anticipated transfer of funds to us by GHC; demographic trends; trends in the institutional pharmacy market; and our business strategies and company strengths;

•	statements contained in “Risk Factors;”

•	statements concerning our pro forma financial structure;

•
statements contained in “Summary Unaudited Pro Forma Condensed Consolidated Financial Data” and “Unaudited Pro Forma Condensed Consolidated Financial Statements” and the notes thereto concerning pro forma adjustments;

•	statements concerning our anticipated net proceeds from the GHVI Note Offering, anticipated transfers of funds to us by GHC and our anticipated new senior credit facility and the use of such funds;

•
statements contained in “Management’s Discussion and Analysis of Pro Forma Financial Condition and Results of Operations” and the notes to our unaudited pro forma condensed consolidated financial statements concerning the expected effects of government regulation on reimbursement for services provided; cost containment pressures on state Medicaid outlays; the expected reduction of medical supply revenues as a result of the medical supplies service agreement with Medline; our ability to meet liquidity needs, scheduled debt and interest payments and expected expansion through internal growth or acquisitions; the terms of our new revolving credit facility; the transfer of funds to us by GHC to pay off a portion of our debt outstanding at the date of the spin-off; estimates in our critical accounting policies including our allowance for doubtful accounts, our counts of inventories and the anticipated impact of long-lived asset impairments; and our ability to mitigate the impact of interest rate changes on borrowing costs under our new senior credit facility; and

•
statements contained in “Business” concerning trends in the institutional pharmacy market; our business strategies and competitive strengths; the Medicare and Medicaid programs; the effects of government regulation on reimbursement for services provided; our ability to compete for and retain qualified management and pharmacy professionals and non-professional employees; corporate integrity programs; and insurance coverage.

The forward-looking statements involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond our control. You are cautioned that these statements are not guarantees of future performance and that actual results and trends in the future may differ materially.

Factors that could cause actual results to differ materially include, but are not limited to the following, which are discussed more fully under the caption “Risk Factors:”

•	our ability to complete the GHVI Note Offering and complete the new senior credit facility;

•	availability of financial and other resources to us after the spin-off of GHC;

•	operating inefficiencies and higher costs after the spin-off of GHC;

•	federal income tax liabilities and indemnification obligations related to the spin-off of GHC;

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•	conflicts of interest as a result of our continuing relationship with GHC after the spin-off;

•	the ability of GHC, as our largest customer, to act as a separate entity;

•	our ability, and the ability of our customers, to comply with Medicare or Medicaid reimbursement regulations or other applicable laws;

•	changes in the reimbursement rates or methods of payment from Medicare and Medicaid, or the implementation of other legislation or measures to reduce the reimbursement for our services;

•	the expiration or phase out of enactments providing for additional governmental funding;

•	changes in pharmacy legislation and/or payment formulas;

•	the impact of federal and state regulations;

•	the impact of investigations and audits relating to alleged violations of federal and/or state regulations;

•	changes in the acuity of patients, payor mix and payment methodologies;

•	further consolidation of managed care organizations and other third-party payors;

•	the effect of the expiration or termination of certain service and supply contracts;

•	competition in our business;

•	competition for qualified management and pharmacy professionals;

•	an economic downturn or changes in the laws affecting our business in those markets in which we operate;

•	the impact of any acquisitions on our operations; and

•	acts of God or public authorities, war, civil unrest, fire, floods, earthquakes and other matters beyond our control.

In addition to these factors and any risks and uncertainties specifically identified in the text surrounding forward-looking statements, any statements in this report, or the reports and other documents filed by us with the SEC that warn of risks or uncertainties associated with future results, events or circumstances, also identify factors that could cause actual results to differ materially from those expressed in or implied by the forward-looking statements.

We do not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date of this report or to reflect the occurrence of unanticipated events, except as may be required under applicable securities law.

INDUSTRY AND MARKET DATA

In this report, we rely on and refer to information regarding the healthcare industry and its market share in the sectors in which we compete. We obtained this information from market research reports, analyst reports and other publicly available information. Although we believe this information is reliable, we cannot guarantee the accuracy and completeness of the information and have not independently verified it.

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BUSINESS

Company Overview

We are the third largest provider of institutional pharmacy services in the United States. In five of the seven regions in which we do business, we believe we are the number one or number two institutional pharmacy service provider based upon the number of beds served. As of August 31, 2003, we provided pharmacy services for approximately 248,000 beds in long-term care facilities in 32 states and the District of Columbia. Our pharmacy operations consist of 60 institutional pharmacies and 32 community-based professional retail pharmacies. In addition, we operate 14 home infusion, respiratory and medical equipment distribution centers.

Our institutional pharmacy business provides prescription and non-prescription pharmaceuticals, infusion therapy and medical supplies and equipment to the elderly, chronically ill and disabled in long-term care facilities, including skilled nursing facilities, assisted living facilities, residential and independent living communities and other institutional healthcare facilities. The pharmacy services provided in these settings are tailored to meet the needs of the institutional customer. These services include highly specialized packaging and dispensing systems, computerized medical records processing and 24-hour emergency services. We also provide pharmacy consulting services to assure proper and effective drug therapy, including monitoring and reporting on prescription drug therapy and assisting the facility in compliance with applicable federal and state regulations. We currently serve more than 2,500 facility customers. The average tenure for these customers is 5.7 years. GHC is our largest customer with approximately 27,200 beds served. We also serve approximately 26,100 beds for Manor Care, Inc., an owner and operator of long-term care facilities. No other customer represents more than 3% of total beds served. For the twelve months ended June 30, 2003, after giving effect to the spin-off, revenues from our institutional pharmacy business comprised approximately 86% of our total revenues.

Our community-based professional pharmacies are retail operations branded under the NeighborCare® name that are located in or near medical centers, hospitals and physician office complexes which provide prescription and non-prescription medications and certain medical supplies, as well as personal service and consultation by licensed pharmacists. For the twelve months ended June 30, 2003, after giving effect to the spin-off, revenues from our community-based professional retail pharmacy business comprised approximately 8% of our total revenues.

Our home infusion, respiratory and medical equipment distribution centers provide a wide array of products and services to support the home care needs of a range of individuals of all ages. We work with physicians, hospital discharge planners, case managers and managed care organizations who refer these individuals to us. Services include respiratory and medical equipment (such as oxygen, hospital beds, wheelchairs and respiratory medications), as well as home infusion (such as antibiotics, total parenteral nutrition (or “TPN”), chemotherapy and pain management). For the twelve months ended June 30, 2003, after giving effect to the spin-off, revenues from our home infusion, respiratory and medical equipment business comprised approximately 6% of our total revenues.

For the twelve months ended June 30, 2003, after giving effect to the spin-off, we generated revenue of $1.3 billion, income from continuing operations before preferred stock dividends of $27.1 million and EBITDA, as defined in “Summary Unaudited Pro Forma Condensed Consolidated Financial Data,” of $91.8 million. Approximately 12% of such revenues were generated by sales to GHC’s facilities. See “Summary Unaudited Pro Forma Condensed Consolidated Financial Data” for a reconciliation of EBITDA to income from continuing operations before preferred stock dividends.

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Our executive offices are currently located at 101 East State Street, Kennett Square, Pennsylvania 19348. Our telephone number is (610) 444-6350. After the spin-off, our executive offices will be located at 7 East Lee Street, Baltimore, Maryland 21202. Our telephone number will be (410) 752-2600.

Industry Overview

Shifts in age demographics in the U.S. population are likely to increase the demand for pharmaceutical services in long-term care facilities, such as skilled nursing facilities, assisted living facilities, residential and independent living communities and other institutional healthcare facilities. U.S. Census Bureau statistics show that the rate of growth in the population of persons 65 years of age and older has greatly exceeded the rate of growth of the U.S. population as a whole. U.S. Census Bureau projections reveal that this rate of growth is expected to continue. According to the U.S. Census Bureau, in 2000, there were approximately 35 million Americans aged 65 or older, comprising approximately 12.7% of the total U.S. population. The number of Americans aged 65 or older is expected to climb to approximately 40 million by 2010 and to approximately 54 million by 2020. According to a 2001 report of the Pharmaceutical Research and Manufacturers of America, health expenditures for people aged 65 and older in the United States average nearly four times that of people under 65. In addition to an aging population, life expectancy among Americans is increasing, with the number of people aged 85 years and older projected to rise from 4.3 million in 2000 to 6.8 million by the year 2020. Individuals 85 years or older are the most likely to need some form of long-term care or assisted living and pharmaceutical services.

Most long-term care facilities typically do not have on-site pharmacies to dispense prescription drugs, but depend instead on institutional pharmacies, such as NeighborCare, to provide the necessary pharmacy products and services and to play an integral role in monitoring patient medication. The institutional pharmacy business is highly fragmented, consisting of multiple national, regional and local institutional pharmacies, pharmacies owned by long-term care facilities and numerous local retail pharmacies.

The U.S. institutional pharmacy market (including long-term care facilities) was estimated to exceed $12.0 billion in 2002. We estimate that our share of these sales is approximately 11%, compared to our estimates of 28% and 13% for our two largest competitors. The remaining 48% is comprised of many small regional and local providers, none of which represent more than 2% of the total market.

We believe that demand for services provided by institutional pharmacies will continue to grow due to the demographic trends described above, increasing drug trends and a continued growing acceptance of the utilization of pharmaceuticals for the treatment of disease. In addition, the increasing availability of and demand for generic drugs in the market provides opportunities for margin improvement. The substitution of generic drugs for branded drugs generally results in a higher gross margin percentage.

Business Strategy

We intend to focus on increasing our market share by expanding our pharmacy service offerings and geographic presence while continuing to focus on margin improvement. Our strategy to achieve these goals includes the following:

•	Capitalize on Organic Growth Opportunities.

Target Large Customers and Prospects. We have formed a national accounts team that is responsible for identifying opportunities within significant long-term care chains. Contracting with national and regional chains presents an opportunity to provide pharmacy services on a scale basis under a single contract negotiation. A

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contract with a national or large regional long-term care chain could provide an opportunity for expansion within our current markets and an opportunity for expansion into markets in which we do not currently operate.

Further, we believe that our separation from GHC following the spin-off will help to improve penetration within the markets in which GHC operates its skilled nursing and assisted living centers. We market our services to competitors of GHC’s eldercare businesses, which we believe currently makes it difficult for us to penetrate some potential accounts because we are viewed as a competitor. We believe that our separation from GHC will allow us greater access to these accounts.

Enhance Customer Relationships Through Cross-Marketing. In addition to our core pharmacy services, we provide other services and products, including consultant pharmacy services, infusion therapy, respiratory and medical equipment and group purchasing services. By cross-marketing our pharmacy and ancillary services, we seek to increase revenues by expanding the types of services we provide to our existing customers. In addition, because many of our competitors do not offer the breadth of services we provide, our ability to offer a broad range of ancillary services permits access to long-term care facilities that contract with other institutional pharmacy companies. We believe that once we begin providing a service or product to a long-term care facility, such facility will want to purchase additional services and products from us because of the convenience over purchasing services and products from multiple suppliers.

Provide Superior Customer Service. In addition to expanding our presence in existing and new markets, we are focused on providing superior customer service to nurture long-term customer relationships. We have implemented a systematic approach to customer relations by assigning the responsibility for maintaining each customer relationship to specific individuals in our organization. Together, the customer and the relationship manager determine and document the customer’s objectives and measure performance against those criteria. We believe this customer-focused approach results in more effective communication with and better service to customers and improved knowledge about and responsiveness to customer issues.

•
Expand Geographic Presence. Our institutional pharmacy business currently serves long-term care facility customers in 32 states and the District of Columbia. This broad geographic coverage allows us to provide services to customers with facilities in many states and provides greater opportunity for consolidation synergies through acquisitions of single or multi-site institutional pharmacies. We intend to further expand our geographical presence by starting up new pharmacy operations in select markets that have high potential demand. We also are prepared to supplement organic expansion with acquisitions of regional or local institutional pharmacies to capitalize on advantages that accompany scale, such as purchasing power, administrative efficiency and service capability.

•
Reduce Supply Costs Through Improved Purchasing. In 2002, we renegotiated our agreement with our primary drug wholesaler resulting in reduced product acquisition cost. The new agreement also provides us with greater flexibility as to where we buy generic pharmaceuticals and includes enhanced service level guarantees. We continue to seek opportunities to reduce costs. For example, in 2002, we signed an agreement with our supplier of intravenous pumps, significantly reducing our daily cost per pump and our costs of related supplies and solutions. We intend to continue to reduce our product acquisition costs through market-based clinical initiatives and direct contracting with manufacturers.

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•	Ongoing Focus on Reducing Costs of Service. We are continually engaged in various efforts to improve our profitability by focusing on key operational initiatives, including:

•
capitalizing on best practices in various areas of cost control to drive down the total cost of service. By redefining pharmacy work flows and centralizing certain administrative functions, we expect to reduce our current staffing levels and administrative costs and provide a more efficient structure to add future volume growth, thereby reducing our cost of service;

•	managing the pharmaceutical formulary process to achieve the best outcomes and economics for our customers and us;

•	continually analyzing customer profitability and adjusting our customer base and contract terms to maximize profitability; and

•	focusing on efficiency and automation, such as bar coding in the prescription dispensing function, as well as developing greater automated packaging capabilities.

•
Strategic Investments in Technology. Technology is an important component of our business strategy. We have made, and will continue to make, strategic investments in technology which we believe will augment our cost reduction initiatives, strengthen our relationship with our customers and differentiate us in the market. Examples of our investments in technology include:

•	investing in further automation of pharmacy operations;

•
incorporating “data warehousing” technologies that will provide us with more comprehensive information about our customers and their purchase patterns, allowing us to respond to competitive opportunities;

•	launching new pharmacy information systems, including order entry, billing and other enterprise services, that are designed to improve our efficiency and enhance our relationship with our customers;

•	using technology to support our pharmacy operations; and

•	implementing systems that make it easier for customers to send their prescriptions to our pharmacies.

Competitive Strengths

We believe the following competitive strengths will enable us to continue to improve our profitability and cash flow:

•
Market Leadership. We are the third largest provider of institutional pharmacy services to long-term care facilities in the United States. Our market position enables us to achieve lower operating costs through greater purchasing power, operating efficiencies and economies of scale. These factors, together with the breadth of our geographic scope and the broad array of services we offer, allow us to serve a wide range of customers, from smaller independent facilities to larger national chains. We believe that our independence from GHC will further expand our relationships in the geographic areas in which GHC operates, particularly with eldercare providers that will no longer perceive us as a competitor.

•
Demonstrated Operational Leadership. We have successfully consolidated and integrated information systems across our institutional pharmacies. We have established hub institutional pharmacies that provide complete pharmacy services, infusion therapy support, nursing support, medical records and on-call support.

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Additionally, we have set up satellite pharmacies that are capable of providing first dose prescription filling as well as some on-call and infusion support. This hub and satellite structure allows us to better serve the customers’ needs while promoting operating efficiency and cost control. In addition, our consulting practice is fully integrated with our dispensing system through proprietary software, enabling us to offer tailored pharmacological consultations to our customers. Our consulting services provide significant and recognizable value to our customers by improving their clinical and financial outcomes.

•
Formulary Management and Clinical Services. In order to control the cost of prescription drugs while serving the clinical needs of patients, we have established a formulary management program. A formulary is essentially a listing of preferred drugs available to meet the various clinical needs of patients. Our formulary management program is comprised of two processes: a clinical selection process and a formulary management process. Under the clinical selection process, our pharmacy and therapeutic committee develops guidelines and techniques designed to assist physicians in prescribing the appropriate therapy for patients at the lowest cost. The formulary management process involves prospective admission screening, drug regimen review and utilization management.

Successful implementation of formulary guidelines is dependent upon close interaction between the pharmacist and the prescribing physician. We seek to attract and retain highly trained clinical pharmacists and coordinate their active participation in the caring for residents of long-term care facilities. Their activities include consultation with the facilities’ medical staff and other prescribing physicians to increase the likelihood that the most efficacious, safe and cost-effective drug therapy is prescribed; provide a cost-effective therapy to our customers; improve resident outcomes and assist our customers in complying with federal and state regulations.

•
Experience in and Knowledge of Healthcare Industry. Our senior management team has significant healthcare experience that allows us to effectively address the continuing challenges facing the industry while providing the stability necessary to achieve meaningful operational and financial improvements. Our chief executive officer and chief operating officer each have in excess of 30 years of experience in the healthcare industry. The heads of our clinical sales, marketing and purchasing functions each has over 20 years of healthcare experience. Our field senior vice presidents average 15 years with long-term care pharmacies.

In addition, many of our employees, sales staff and management team have considerable long-term care experience. We believe that our team’s knowledge of the long-term care industry positions us to understand and tend to our customer’s needs.

Operations

Institutional Pharmacy

Our institutional pharmacy business purchases, repackages, labels and dispenses prescription and non-prescription medication in accordance with physician orders and delivers such medications to long-term care facilities for administration to individual residents. We typically service long-term care facilities within a 100-mile radius of our pharmacy locations. We maintain 24-hour, seven-day per week, on-call service for emergency dispensing and delivery or for consultation with the facility’s staff or the resident’s attending physician.

Upon receipt of a prescription, the relevant resident information is entered into our computerized dispensing and billing systems. At that time, the dispensing system checks the prescription for any potentially adverse drug interactions or resident sensitivity. When required

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and/or specifically requested by the physician or patient, branded drugs are dispensed; otherwise generic drugs are substituted in accordance with applicable federal and state laws. We also provide therapeutic interchange, with physician approval, in accordance with our pharmaceutical care guidelines, which are in compliance with applicable state laws. Therapeutic interchange is a process that allows the pharmacist to dispense a pre-approved therapeutically equivalent and cost-effective product within a designated therapeutic category whenever a non-formulary product is ordered.

We offer prescription and non-prescription pharmaceuticals to our customers through a unit dose or modified unit dose packaging, dispensing and delivery system, typically in 30-day supplies. Unit doses are packaged for dispensing in individual doses compared to bulk packaging used by most retail pharmacies. We believe a unit dose delivery system, preferred over the bulk delivery systems employed by retail pharmacies because it does not require the measurement of each individual dose, improves control over the provision of drugs and reduces errors in drug administration in long-term care facilities. Dispensing in unit dose also makes it possible to accept returns and issue credits where permitted by law, reducing waste and, therefore, resident care costs.

Integral to our drug distribution system is our computerized medical records and documentation system. We provide to each client facility patient specific computerized medication administration records, physician’s order sheets and treatment records. Data extracted from these computerized records is also formulated into monthly management reports which each client facility utilizes in resident care and quality assurance. We believe our computerized documentation system, in combination with our unit dose drug delivery system, results in greater efficiency in nursing time, improved control, reduced drug waste in the facility and lower error rates in both dispensing and administration. In addition, our consulting practice is fully integrated with our dispensing system through proprietary software, enabling us to offer unique, real time consultations to our customers.

After giving effect to the spin-off, approximately 82% of our institutional pharmacy revenues for the twelve months ended June 30, 2003 consisted of the sale of prescription and non-prescription pharmaceuticals. Approximately 87% of the institutional pharmacy sales in the twelve months ended June 30, 2003 were generated through external contracts with independent healthcare providers, with the balance attributable to centers owned or leased by GHC. At August 31, 2003, we had contracts to provide services to more than 248,000 residents in long-term care facilities in 32 states and the District of Columbia. These contracts, as is typical in the industry, are generally for a period of one year but can be terminated by either party for any reason upon thirty days written notice. For the twelve months ended June 30, 2003, other than sales to facilities of GHC (13% of institutional pharmacy revenue and 11% of beds served) and Manor Care (11% of institutional pharmacy revenue and 10% of beds served), no individual customer or market group represented more than 5% of the total sales of our institutional pharmacy business. In connection with the spin-off, we intend to enter into a pharmacy services agreement with GHC which will expire in 2013. In addition, we have a pharmacy services agreement with Manor Care which expires in 2006.

The following table reflects the number of beds served in our institutional pharmacy business and the revenue per bed per month.

	Year to Date June 30, 2003	Year Ended September 30,

		2002	2001	2000

Number of beds	252,740	247,114	250,278	253,239
Revenue per bed per month	$377	$358	$326	$301

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We obtain approximately 98% of our institutional pharmaceutical products from one supplier pursuant to contracts that are terminable by either party on 90 days notice. We have not experienced any difficulty in obtaining pharmaceutical products or supplies used in the conduct of our business.

We also provide pharmacy consulting services that assist clients in complying with federal and state regulations applicable to long-term care facilities. Federal and state regulations mandate that long-term care facilities, in addition to providing a source of pharmaceuticals, retain consultant pharmacist services to monitor and report on prescription drug therapy in order to maintain and improve the quality of resident care. Our consulting services include:

•
monthly reviews of each resident’s drug regimen to assess the appropriateness and efficacy of drug therapies, including a review of medical records, monitoring drug interactions with other drugs or food, monitoring laboratory test results and recommending alternate therapies;

•	participation on quality assurance and other committees of our customers;

•	monitoring and reporting on facility-wide drug utilization;

•	development and maintenance of pharmaceutical policy and procedure manuals; and

•	assistance with federal and state regulatory compliance pertaining to resident care.

Formulary Management.     Our formulary program is comprised of two processes: (i) a clinical selection process; and (ii) a formulary management process. Under the clinical selection process, the pharmacy and therapeutic committee develops guidelines and techniques designed to assist physicians in prescribing the appropriate therapy for patients at the lowest cost. The committee, in evaluating a drug within a selected therapeutic category, reviews the drug efficacy based upon a 15-step procedure. These steps include: manufacturer involvement and understanding of long-term care needs; indications for use, approved FDA and other uses; clinical studies; drug and food interactions; adverse drug reaction profiles; dosage forms and dosing regimens; dosage adjustments for age and liver or hepatic function; licensing survey implications; direct and indirect customer costs; contracting opportunities and profitability.

The formulary management process involves prospective admission screening, drug regimen review, and utilization management. Under this process, we review drug profiles before admission to the long-term care facility and communicate to our customers clinical recommendations and alternative therapeutic products designed to lower the cost of the drug use and limit potential adverse drug events. During our pharmacist consultant’s required monthly drug-regimen review for our customers, we use established clinical guidelines and evidence-based drug product information to recommend therapeutically equivalent branded and generic drug products. Pharmacists use our proprietary and fully integrated software, CareView, to assist them in identifying and recommending the appropriate drug. As an additional part of the formulary management process, we utilize retrospective drug utilization reports and techniques to help identify and measure further formulary opportunities for us and for our customers.

Close interaction between the pharmacist and the prescribing physician is critical to successful implementation of formulary guidelines. Our highly trained clinical pharmacists consult with the facilities’ medical staff and other prescribing physicians to increase the likelihood that the most efficacious, safe and cost-effective drug therapy is implemented. We believe that adherence to our formulary guidelines provides a cost-effective therapy to our customers while improving patient outcomes.

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Our Clinical Education Services department provides timely information and symposia on long-term care clinical, business and regulatory issues to healthcare professionals including nurses, nursing home administrators, case managers, and nurse practitioners. Internally, they provide continuing education to our pharmacists and nurses, and also administer our Evidence Based Medicine (EBM) program. EBM is the modern application of the latest reliable medical information to formulary decision making, and enhances the ability of our pharmacists to collaborate effectively with physicians and influence their prescribing habits.

Infusion Therapy. Infusion therapy is the intravenous delivery of medication. Our infusion therapy services include pain management, hydration, antibiotic therapy and chemotherapy for long-term care residents and home care patients. We prepare the product and deliver it to the long-term care facility to be administered to the patient by the nursing staff or by a trained caregiver at a patient’s own home. Because the proper administration of infusion therapy requires a highly trained nursing staff, we provide education and certification programs to our clients in order to assure proper staff training and compliance with regulatory requirements. Additionally, we develop pharmaceutical care plans specifically designed to provide and measure therapeutic outcome.

Nutritional Support/Medicare Part B Billing. We distribute nutritional support and other disposable medical supplies needed in the nursing home environment. In addition, we provide direct Medicare billing services for certain of these product lines for patients eligible under the Medicare Part B program. As part of this service, we determine patient eligibility, obtain certifications, order products and maintain inventory on behalf of the nursing facility. We also contract to act as billing agent for certain nursing homes that supply these products directly to the patient.

Other. We assist our customers with various regulatory compliance matters. We also offer specialized educational services that aid facilities in the training of their staff. These services include surveys to prepare facilities for state reviews and training on appropriate nursing techniques in infusion therapy, wound care management and restorative nursing.

We also own and operate The Tidewater Healthcare Shared Services Group, Inc., one of the largest long-term care group purchasing companies in the country. Tidewater provides purchasing and shared service programs specially designed to meet the needs of eldercare centers and other long-term care facilities.

Community-Based Professional Retail Pharmacies

We also operate 32 community-based professional retail pharmacies, two of which are jointly owned. Our community-based professional pharmacies are retail operations located in or near medical centers, hospitals and physician office complexes which provide prescription and non-prescription medications and certain medical supplies as well as personal service and consultation by licensed registered pharmacists.

Home Infusion, Respiratory and Medical Equipment

Our home infusion, respiratory and medical equipment distribution centers provide a wide array of products and services to support the home care needs of a range of individuals of all ages. We work with physicians, hospital discharge planners, case managers and managed care organizations who refer these individuals to us. Services include respiratory and medical equipment (such as oxygen, hospital beds, wheelchairs and respiratory medications), as well as home infusion (such as antibiotics, TPN, chemotherapy and pain management).

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Revenue Sources

We receive revenues from Medicare, Medicaid, private insurance, self-pay patients, other third-party payors and long-term care facilities that utilize our pharmacy and other services. The healthcare industry is experiencing the effects of the trend toward cost containment as federal and state governments and other third-party payors seek to control utilization and negotiate reduced payment schedules with providers. These cost containment measures, combined with the increasing influence of managed care payors and competition for patients, generally have resulted in reduced rates of reimbursement for the products and services provided by us.

The sources and amounts of our patient revenues will be determined by a number of factors, including the mix of patients and the rates of reimbursement among payors. Changes in the case mix of the patients as well as payor mix among private pay, Medicare and Medicaid will affect our profitability.

The following table reflects the payor mix of pharmacy service revenues for the respective periods indicated:

	Twelve Months	Year ended
	Ended June 30,	September 30,

	2003	2002	2001	2000

Medicaid	42%	40%	37%	35%
Long-term care facilities	32%	34%	35%	34%
Third-party payor	14%	14%	14%	16%
Private	10%	10%	11%	12%
Medicare Part B	2%	2%	3%	3%

Totals:	100%	100%	100%	100%

The Medicare and Medicaid programs are highly regulated. Our failure to comply with applicable reimbursement regulations could adversely affect our business.

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SUMMARY UNAUDITED PRO FORMA CONDENSED
CONSOLIDATED FINANCIAL DATA

The summary unaudited pro forma condensed consolidated financial data presented below should be read in conjunction with “Management’s Discussion and Analysis of Pro Forma Financial Condition and Results of Operations” and “Unaudited Pro Forma Condensed Consolidated Financial Statements” and the notes thereto included elsewhere in this report. The information set forth below should also be read in conjunction with our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and historical financial statements and the related notes thereto, which are contained in our reports filed with the SEC.

The following summary unaudited pro forma condensed consolidated balance sheet as of June 30, 2003 and the summary unaudited pro forma condensed consolidated statements of operations for the year ended September 30, 2002, the nine months ended June 30, 2002, and the nine and twelve months ended June 30, 2003 give effect to the Transactions. The summary pro forma condensed consolidated balance sheet is presented as if the Transactions occurred on June 30, 2003, and the summary pro forma condensed consolidated statements of operations are presented as if the Transactions occurred on October 1, 2001.

The historical results presented in the unaudited pro forma condensed consolidated balance sheet and statements of operations reflect our condensed results, as reported in our quarterly reports on Form 10-Q and our annual report on Form 10- K. The pro forma adjustments related to the spin-off of GHC represent items directly attributable to the eldercare businesses. The summary unaudited pro forma condensed consolidated financial data are presented for informational purposes only and are not necessarily indicative of what our financial position and results of operations actually would have been for the periods presented if the Transactions occurred on October 1, 2001, nor does this data purport to represent the results of future periods. The pro forma adjustments are based upon available information and certain assumptions that we consider reasonable and are described in the notes accompanying the summary unaudited pro forma condensed consolidated financial statements. No changes in operating revenues and expenses have been made to reflect the results of any modifications to operations that might have been made had the Transactions been completed on the aforesaid assumed effective dates for purposes of the pro forma results.

Historically, our operations were conducted as part of a consolidated entity with GHC and not as a separate entity. Accordingly, the historical consolidated financial statements included in this report or contained in our reports filed with the SEC do not reflect the results of operations, financial condition and cash flows that would have been achieved had our company been operated independently of GHC during the periods and as of the dates presented. The historical pharmacy services segment information contained in our reports filed with the SEC is not indicative of how our business would have performed after the consummation of the spin-off had the spin-off occurred at the beginning of the periods presented. Such segment information does not, for example, reflect general and administrative and other overhead expenses.

This report includes EBITDA, EBITDA margin, the ratio of EBITDA to interest expense, the ratio of total debt to EBITDA, the ratio of total debt plus preferred stock to EBITDA and the ratio of EBITDA to fixed charges which are non-GAAP financial measures. For purposes of SEC Regulation G, a non-GAAP financial measure is a numerical measure of a registrant’s historical or future financial performance, financial position or cash flows that excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance

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with GAAP in the statement of operations, balance sheets or statement of cash flows (or equivalent statements) of the registrant; or includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. In this regard, GAAP refers to generally accepted accounting principles in the United States. Pursuant to the requirements of Regulation G, we have provided reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

Management believes that the presentation of EBITDA, EBITDA margin, the ratio of EBITDA to interest expense, the ratio of total debt to EBITDA, the ratio of total debt plus preferred stock to EBITDA and the ratio of EBITDA to fixed charges provides useful information to investors regarding our results of operations because they are useful for trending, analyzing and benchmarking the performance and value of our business. We use each of EBITDA, EBITDA margin, the ratio of EBITDA to interest expense, the ratio of total debt to EBITDA, the ratio of total debt plus preferred stock to EBITDA and the ratio of EBITDA to fixed charges primarily as a performance measure. We also use EBITDA in our annual budget process. We believe EBITDA facilitates internal comparisons to historical operating performance of prior periods and external comparisons to competitors’ historical operating performance. Although we use EBITDA as a financial measure to assess the performance of our business, the use of EBITDA is limited because it does not consider certain material costs necessary to operate our business. These costs include the cost to service our debt and preferred stock instruments, the non-cash depreciation and amortization associated with our long-lived assets, the cost of our federal and state tax obligations, our share of the earnings or losses of our less than 100% owned operations and the operating results of our discontinued businesses. Because EBITDA does not consider these important elements of our cost structure, a user of our financial information who relies on EBTIDA as the only measure of our performance could draw an incomplete or misleading conclusion regarding our financial performance. Consequently, a user of our financial information should consider income from continuing operations before preferred stock dividends an important measure of our financial performance because it provides the most complete measure of our performance.

We define EBITDA as income from continuing operations before preferred stock dividends, interest, taxes, depreciation and amortization, equity in net (income) loss of unconsolidated affiliates and minority interests. Other companies may define EBITDA differently and, as a result, our measure of EBITDA may not be directly comparable to EBITDA of other companies. EBITDA does not represent income from continuing operations before preferred stock dividends, as defined by GAAP.

EBITDA, EBITDA margin, the ratio of EBITDA to interest expense, the ratio of total debt to EBITDA, the ratio of total debt plus preferred stock to EBITDA and the ratio of EBITDA to fixed charges should be considered in addition to, not as a substitute for or superior to, GAAP financial measures or as an indicator of operating performance.

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	Year Ended September 30,	Nine Months Ended June 30,		Twelve Months Ended June 30,

	2002	2002	2003	2003

	(Dollars in thousands)
Pro Forma Statement of Operations Data:
Net revenues	$1,233,080	$922,284	$980,949	$1,291,745
Income from continuing operations before preferred stock dividends	$43,523	$36,281	$19,865	$27,107
Income from continuing operations	40,924	34,365	17,856	24,415
Other Pro Forma Financial Data:
EBITDA (1)	$97,141	$75,478	$70,096	$91,759
Income from continuing operations before preferred stock dividends/net revenues margin	3.5%	3.9%	2.0%	2.1%
EBITDA margin (1) (2)	7.9%	8.2%	7.1%	7.1%
Interest expense	17,617	13,212	13,213	17,618
Capital expenditures	13,403	11,570	9,648	11,481
Pro Forma Financial Ratios:
Income from continuing operations before preferred stock dividends/interest expense				1.5x
EBITDA/interest expense (1) (3)				5.2x
Total debt/income from continuing operations before preferred stock dividends				8.7x
Total debt/EBITDA (1) (4)				2.6x
(Total debt plus preferred stock)/income from continuing operations before preferred stock dividends				10.4x
(Total debt plus preferred stock)/EBITDA (1) (5)				3.1x
Income from continuing operations before preferred stock dividends/fixed charges	2.0x	2.3x	1.2x	1.3x
EBITDA/fixed charges (1) (6)				4.3x

As of June 30, 2003

Pro Forma Balance Sheet Data:	(in thousands)
Cash and cash equivalents	$102,050
Working capital	326,768
Total assets	825,507
Long-term debt, including current portion	234,897
Preferred stock, including accrued dividends	46,723
Shareholders’ equity	413,019

(1)	The following table reconciles income from continuing operations before preferred stock dividends with EBITDA:

	Year Ended September 30,	Nine Months Ended June 30,		Twelve Months Ended June 30,

	2002	2002	2003	2003

	(in thousands)
Income from continuing operations before preferred stock dividends	$43,523	$36,281	$19,865	$27,107
Add back:
Equity in net (income) loss of unconsolidated affiliates	(969)	(298)	(286)	(957)
Minority interests	2,596	1,344	3,567	4,819
Income tax expense	12,005	7,004	14,799	19,800
Interest expense	17,617	13,212	13,213	17,618
Depreciation and amortization expense	22,369	17,935	18,938	23,372

EBITDA	$97,141	$75,478	$70,096	$91,759

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EBITDA has not been adjusted for the following items:

	Year Ended September 30,	Nine Months Ended June 30,		Twelve Months Ended June 30,

	2002	2002	2003	2003

	(in thousands)
Strategic planning, severance and other related costs	$21,140	$12,568	$21,312	$29,884
Debt restructuring and reorganization costs and net gain on debt discharge	1,095	2,570	—	(1,475)
Gain from arbitrations award and other legal settlements	(23,768)	(21,907)	(10,214)	(12,075)

Total	$(1,533)	$(6,769)	$11,098	$16,334

(2)
The most directly comparable GAAP financial measure to EBITDA margin is income from continuing operations before preferred stock dividends/net revenues margin, which is calculated by dividing income from continuing operations before preferred stock dividends by net revenues. EBITDA margin is calculated by dividing EBITDA by net revenues.

(3)
The most directly comparable GAAP financial measure to the ratio of EBITDA to interest expense is the ratio of income from continuing operations before preferred stock dividends to interest expense, which is calculated by dividing income from continuing operations before preferred stock dividends by interest expense. The ratio of EBITDA to interest expense is calculated by dividing EBITDA by interest expense.

(4)
The most directly comparable GAAP financial measure to the ratio of total debt to EBITDA is the ratio of total debt to income from continuing operations before preferred stock dividends, which is calculated by dividing total debt by income from continuing operations before preferred stock dividends. The ratio of total debt to EBITDA is calculated by dividing total debt by EBITDA.

(5)
The most directly comparable GAAP financial measure to the ratio of total debt plus preferred stock to EBITDA is the ratio of the total debt plus preferred stock to income from continuing operations before preferred stock dividends, which is calculated by dividing total debt plus preferred stock by income from continuing operations before preferred dividends. The ratio of total debt plus preferred stock to EBITDA is calculated by dividing total debt plus preferred stock by EBITDA.

(6)
The most directly comparable GAAP financial measure to the ratio of EBITDA to fixed charges is the ratio of income from continuing operations before preferred stock dividends to fixed charges, which is calculated by dividing income from continuing operations before preferred stock dividends by fixed charges. The ratio of EBITDA to fixed charges is calculated by dividing EBITDA by fixed charges.

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RISK FACTORS

You should carefully consider the risk factors set forth below as well as the other information contained in this report. The risks described below are not the only risks we face. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business operations. The occurrence of any of the following risks could materially and adversely affect our business, financial condition or results of operations.

Risks Relating to the Spin-Off

We have no history operating as an entity without our eldercare businesses.

Historically, our operations were conducted as part of a consolidated entity with GHC and not as a separate entity. Upon completion of the spin-off, we will own and operate the pharmacy services business and GHC will own and operate the inpatient services business and other ancillary businesses. Neither of these businesses has an operating history as a separate company. The spin-off may result in some temporary dislocation and inefficiencies to our business operations, as well as impact the overall management of our company. In addition, operating these businesses independently may be more expensive, more complicated or more difficult than operating them under the common Genesis umbrella.

Our historical financial information and our pro forma financial information may not be representative of our results as a separate company.

Historically, our operations were conducted as part of a consolidated entity with GHC and not as a separate entity. Accordingly, the financial statements included in this offering circular or incorporated by reference herein may not reflect the results of operations, financial condition and cash flows that would have been achieved had our company been operated independently during the periods and as of the dates presented. The historical pharmacy services segment information contained in the documents incorporated by reference in this offering circular may not be indicative of how our business would have performed had the spin-off occurred during the periods presented. Such segment information does not, for example, reflect general and administrative and other overhead expenses.

Costs related to our corporate functions, including legal support, treasury administration, insurance administration, human resource management, internal audit and corporate accounting and income tax administration, which are not directly and solely related to our operations, have been allocated based upon various methodologies deemed reasonable by management. Although our management believes that the methods used to allocate and estimate such expenses are reasonable, there can be no assurance that our actual costs will not be higher, perhaps substantially, after the spin-off.

Furthermore, our historical combined financial statements do not reflect the costs to us of borrowing funds as a separate entity.

We may be responsible for federal income tax liabilities that relate to our distribution of GHC common stock.

We have received a private letter ruling from the Internal Revenue Service to the effect that the spin-off and certain related transactions will qualify as a tax-free distribution to us and our shareholders under Section 355 of the Internal Revenue Code of 1986, as amended. We and GHC have made certain representations in connection with the private letter ruling, and we will agree to restrictions on certain future actions designed to preserve the tax-free status of the spin-off.

If the spin-off were found to be taxable by reason of any act (or failure to act) by GHC described in certain covenants contained in the spin-off documents, any acquisition of our equity securities or assets, or any breach of any of our representations in the spin-off documents or in the

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private letter ruling request, the spin-off would be taxable to us and may be taxable to holders of our common stock who received shares of GHC common stock in the spin-off. In such case, under the spin-off documents between us and GHC, GHC will be required to indemnify us against any taxes and related losses. The amount of any such indemnification payment could be substantial and we cannot assure you that GHC will have the ability to satisfy those obligations.

We may be required to satisfy certain indemnification obligations to GHC or may not be able to collect on indemnification rights from GHC.

Under the terms of the separation and distribution agreement, we and GHC will agree to indemnify each other from and after the distribution with respect to the indebtedness, liabilities and obligations that will be retained by our respective companies. These indemnification obligations could be significant, and we cannot presently determine the amount of indemnification obligations for which we will be liable or for which we will seek payment from GHC. Our ability to satisfy these indemnities, if we are called upon to do so, will depend upon our future financial performance. Similarly, GHC’s ability to satisfy any such obligations to us will depend on GHC’s future financial performance. We cannot assure you that we will have the ability to satisfy any substantial indemnification obligations to GHC. We also cannot assure you that if GHC is required to indemnify us for any substantial obligations, GHC will have the ability to satisfy those obligations.

After the spin-off, our management will own stock in GHC and there will continue to be agreements between us and GHC.

As a result of their ownership of our common stock, most of our officers and certain members of our board of directors will own GHC stock following the spin-off. In addition, certain of our subsidiaries will enter into a tax sharing agreement, transition services agreement, a group purchasing agreement, an employee benefits agreement, a pharmacy services agreement, a pharmacy benefit management agreement and a durable medical equipment agreement with GHC. Although we believe the charges for services under the group purchasing agreement, the pharmacy services agreement, the pharmacy benefit management agreement and the durable medical equipment services agreement represent fair market value, there can be no assurance that we could not have obtained more favorable terms from an independent third-party. Robert H. Fish, the current chairman of our board of directors and our current chief executive officer, will continue to serve as a director of both GHC and NeighborCare after the spin-off of GHC. Ownership of GHC common stock by our officers and directors after the consummation of the spin-off could create, or appear to create, potential conflicts of interest for these officers and directors when faced with decisions that could have implications for both GHC and us. See “Management.”

GHC, our largest customer, will be subject to its own risks as a result of the spin-off and its operation as a separate entity.

Sales to facilities of GHC, our largest customer, represented 12% of our revenues for the twelve months ended June 30, 2003 after giving effect to the spin-off. After, and as a result of the spin-off, it will operate for the first time as an independent public entity. GHC is also exposed to risks similar to those outlined herein, including initial operation without the support of the former consolidated corporate infrastructure. In addition, GHC will be highly leveraged. The degree to which GHC is leveraged could materially and adversely affect GHC’s ability to obtain financing for working capital, acquisitions or other purposes and could make GHC more vulnerable to industry downturns and competitive pressures. GHC’s ability to meet its obligations will be dependent upon its future performance, which will be subject to financial, business and other factors affecting GHC’s operations. We will be bound by a multi-year contractual arrangement with GHC. If GHC is not able to meet its obligations under this arrangement, our financial condition and results of operations could suffer materially.

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Risks Relating to Our Business

Since we and our subsidiaries emerged from bankruptcy on October 2, 2001, there is limited operating and financial data available from which to analyze our operating results and cash flows.

Financial information related to our and our subsidiaries’ operations after the emergence from bankruptcy is limited and therefore, it is difficult to compare such post-bankruptcy financial information with that of prior periods. Additionally, this information reflects the results of fresh-start reporting which also makes comparison of results of operations and financial condition after our emergence from bankruptcy to the results of prior periods difficult. For additional information, see “Selected Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in our annual report on Form 10-K for the fiscal year ended September 30, 2002 and quarterly reports on Form 10-Q for the quarters ended December 31, 2002, March 31, 2003 and June 30, 2003, respectively.

If we or our client institutions fail to comply with Medicare or Medicaid reimbursement regulations, our revenue could be reduced, we could be subject to penalties and we could lose our eligibility to participate in these programs.

For the nine months ended June 30, 2003, approximately 44% of our pharmacy services billings were directly reimbursed by government sponsored programs. These programs include Medicaid and, to a lesser extent, Medicare. The remainder of our billings are paid or reimbursed by individual patients, long-term care facilities and other third-party payors, including private insurers. A portion of these revenues also are indirectly dependent on government programs.

The Medicare and Medicaid programs are highly regulated. The failure, even if inadvertent, of us and/or our client institutions to comply with applicable reimbursement regulations could adversely affect our reimbursement under these programs and our ability to continue to participate in these programs. In addition, our failure to comply with these regulations could subject us to other penalties. Moreover, the Medicaid program is significantly dependent upon federal rules. Any limitation of federal funding to states under their Medicaid program could negatively affect our business.

Continuing efforts to contain healthcare costs may reduce our future revenue.

Our sales and profitability are affected by the efforts of healthcare payors to contain or reduce the cost of healthcare by lowering reimbursement rates, limiting the scope of covered services, and negotiating reduced or capitated pricing arrangements. Any changes that lower reimbursement levels under Medicare, Medicaid or private pay programs, including managed care contracts, could reduce our future revenue. Furthermore, other changes in these reimbursement programs or in related regulations could reduce our future revenue. These changes may include modifications in the timing or processing of payments and other changes intended to limit or decrease the growth of Medicare, Medicaid or third-party expenditures.

The Balanced Budget Act of 1997 and other healthcare-related legislation has significantly impacted our business, and future legislation and regulations are likely to affect us.

In recent years, Congress has passed a number of federal laws that have effected major changes in the healthcare system, including, without limitation, changes under the Medicare and Medicaid programs. Our business is directly affected by potential changes in reimbursements for pharmaceutical services and indirectly affected through the changes that negatively affect our healthcare clients. Several of these changes have had a significant impact on us.

It is not possible to quantify fully the effect of potential legislative changes, the interpretation or administration of such legislation or any other governmental initiatives on our business. Accordingly, there can be no assurance that the impact of any future healthcare legislation will not further

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adversely affect our business. There can be no assurance that payments under governmental and private third-party payor programs will be timely, will remain at levels comparable to present levels or will, in the future, be sufficient to cover the costs allocable to patients eligible for reimbursement pursuant to such programs. Our financial condition and results of operations may be affected by the reimbursement process, which in the healthcare industry is complex and can involve lengthy delays between the time that revenue is recognized and the time that reimbursement amounts are settled.

With respect to reimbursement for pharmaceutical products and services, the Balanced Budget Act of 1997 contains provisions that have affected amounts paid to our pharmacy operations for pharmacy and medical supply products and services. The Balanced Budget Act sought to achieve a balanced federal budget by, among other things, changing the reimbursement policies applicable to various healthcare providers, including the introduction in 1998 of the prospective payment system for Medicare-eligible residents of skilled nursing facilities. Payment of 95% of the “average wholesale price” is required as reimbursement for certain products covered under Medicare Part B. The move to a prospective payment system under the Balanced Budget Act has made pricing a more important consideration in the selection of pharmacy providers. Also, Congress included provisions in the Balanced Budget Act that would require nursing facilities to submit all claims for Medicare- covered services that their residents receive, both Medicare Part A and Medicare Part B, even if such services are provided by outside suppliers, including but not limited to pharmacy and rehabilitation therapy providers, except for certain excluded services. The Benefits Improvement and Protection Act, enacted in December 2000, repealed this provision, except for therapy services.

Pharmacy coverage and cost containment are important policies debated at both the federal and state levels. One of the most contentious issues before the 108th Congress is legislation expanding coverage under Medicare for outpatient pharmaceutical services. In June 2003, the House of Representatives and the Senate passed different versions of the Prescription Drug and Medicare Improvement Act. Congressional efforts are underway to reconcile the differences in the two measures. It is premature to determine how and whether these policy differences will be reconciled. While currently Medicare provides limited pharmaceutical coverage, either version proposed by the House of Representatives or the Senate would significantly expand coverage under Medicare starting in 2006. If Medicare is made the primary coverage and current Medicaid programs are transitioned into the new federal program, these changes could significantly impact long-term care pharmacy services. The Senate proposal generally preserves the status-quo for Medicaid eligible individuals. The House of Representatives bill would phase in a federal takeover of Medicaid pharmacy coverage and shift purchasing and delivery decisions to private market pharmacy benefit plans. In July 2003, the Senate received from the House of Representatives an amended version of its proposal. If the House of Representatives version is ultimately adopted, this would have the effect of Medicare assuming the cost of prescription drug benefits for those beneficiaries who are otherwise eligible for both Medicare and Medicaid. Funding for the proposal is still being debated. There can be no assurances that the necessary funding for this program will be voted on or approved by Congress and, as a result, it is not possible to determine the impact on our business. Additionally, both measures authorize an interim federally sponsored Rx Drug Discount Plan to provide group discounts for Medicare beneficiaries between 2004 and 2006. It remains unclear how and whether these purchasing arrangements will affect delivery to long-term care residents. There can be no assurances that the significant differences between the two measures can be resolved, and no assurances that the resolution of those differences will not impact the administration of and payment for long-term care pharmacy services. Moreover, there can be no assurance that the 108th Congress will adopt legislation to expand coverage under Medicare for outpatient pharmaceutical services.

There are other federal initiatives under consideration that impact the institutional pharmacy business. These initiatives include proposals to eliminate the use of average wholesale price as the basis for reimbursement. While such initiatives have currently been delayed, there can be no assurance that the Centers for Medicare and Medicaid Services would not implement such changes. If implemented, the elimination of the average wholesale price reimbursement system

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could adversely affect our business. A second initiative under consideration at the federal level is a program to further reduce reimbursement for specific drugs. Thus far, these initiatives have focused on certain therapies that are not extensively utilized in long-term care facilities. However, if this program were to be expanded, such a decision could have an adverse impact on our business.

The reimbursement rates for pharmacy services under Medicaid are determined on a state-by-state basis subject to review by the Centers for Medicare and Medicaid Services and applicable federal law. In most states, pharmacy services are priced at the lower of “usual and customary” charges or cost (which generally is defined as a function of average wholesale price and may include a profit percentage) plus a dispensing fee. Certain states have “lowest charge legislation” or “most favored nation provisions” which require our institutional pharmacy and medical supply operation to charge Medicaid no more than its lowest charge to other consumers in the state. Since 2000, federal Medicaid requirements establishing payment caps on certain drugs have been periodically revised.

With respect to Medicaid, the Balanced Budget Act repealed the “Boren Amendment” federal payment standard for payments to Medicaid nursing facilities effective October 1, 1997. This repeal gives states greater latitude in setting payment rates for nursing facilities. Budget constraints and other factors have caused some states to reduce Medicaid reimbursement to nursing facilities and states may continue to reduce or delay payments to nursing facilities in the future. The law also grants states greater flexibility to establish Medicaid managed care programs without the need to obtain a federal waiver. Although these waiver programs generally exempt institutional care, including nursing facility and institutional pharmacy services, these programs could ultimately change the Medicaid reimbursement system for long-term care. These changes could include changing reimbursement for pharmacy services from fee-for-service, or payment per procedure or service rendered, to a fixed amount per person utilizing managed care negotiated or capitated rates.

Under the Balanced Budget Refinement Act of 1999 and the Benefits Improvement and Protection Act of 2000, Congress attempted to provide relief to skilled nursing facilities from certain reductions in Medicare reimbursement under the Balanced Budget Act. This legislation included increases in payment rates for certain services and delays in the implementation of certain Balanced Budget Act requirements. It appears that this legislation stabilized the unfavorable operating trends of skilled nursing facilities attributable to the prospective payment system, helped to improve the financial condition of skilled nursing facilities and motivated increased admissions, particularly of higher acuity residents. However, certain of the increases in Medicare reimbursement for skilled nursing facilities expired in October 2002. This loss of Medicare revenues may have an adverse effect on the financial condition of many of our skilled nursing facility customers, which could in turn adversely affect the timing or level of their payments to us. While it is hoped that Congress will restore some or all of these payment amounts, no assurances can be given as to whether Congress will take such action.

Medicaid is a federal-state matching program, whereby the federal government, under a needs based formula, matches funds provided by the participating states for medical assistance to “medically indigent” persons. The Benefits Improvement and Protection Act of 2000 enacted a phase out of intergovernmental transfer transactions by states whereby states would artificially inflate the payments to certain public facilities to increase federal matching funds. This action may reduce federal support for a number of state Medicaid programs. The reduced federal payments may impact aggregate available funds requiring states to further contain payments to providers. We operate in several of the states that will experience a contraction of federal matching funds.

State Medicaid programs generally have long-established programs for reimbursement which have been revised and refined over time and have not had a material adverse effect on the pricing policies or receivables collection for long-term care facility pharmacy services. Any future changes in such reimbursement programs or in regulations relating thereto, such as reductions in the

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allowable reimbursement levels or the timing of processing of payments, could adversely affect our business.

In addition to the direct effect upon our business, these laws have an indirect effect on our business through decreasing funds available to our skilled nursing facility customers. Limitations or restrictions on Medicare and Medicaid payments to skilled nursing facilities could adversely impact the liquidity of our pharmacy and other service related business customers, resulting in their inability to pay us, or to pay us timely, for our products and services. This factor could require us to borrow in order to fund our working capital needs, and, in turn, cause us to become more highly leveraged.

In order to rein in healthcare costs, we anticipate that federal and state governments will continue to review and assess alternate healthcare delivery systems, payment methodologies and operational requirements for healthcare providers, including long-term care facilities and pharmacies. Given the continuous debate regarding the cost of healthcare, managed care and other healthcare issues, we cannot predict with any degree of certainty what additional healthcare initiatives, if any, will be implemented or the effect any future legislation or regulation will have on our business. Further, Medicare and/or Medicaid payment rates for pharmaceutical supplies and services may not continue to be based on current methodologies or remain comparable to present levels. In particular, the federal government is examining the appropriateness of using the “average wholesale price” as the basis for reimbursement for prescription drugs under Medicare Part B. In addition, legislative initiatives are being considered to expand Medicare coverage of prescription drugs, in some instances as part of a broad reform of the Medicare program. Any future healthcare legislation or regulation may adversely affect our business.

There are numerous reports affirming that the recent economic downturn has had a detrimental affect on state revenues. Historically, these budget pressures have translated into reductions in state spending. Given that Medicaid outlays are a significant component of state budgets, we expect continuing cost containment pressures on Medicaid outlays for nursing homes and pharmacy services in the states in which we operate.

While Congress is considering expanding Medicare to cover certain costs of outpatient pharmaceutical services, federal and state governments continue to focus on efforts to curb spending on healthcare programs such as Medicare and Medicaid. A number of states have enacted or are considering cost containment initiatives. Many of these initiatives focus on reducing the amount that the state Medicaid program will pay for drug acquisition costs. Some have attempted to impose more stringent pricing standards. Institutional pharmacies are often paid a dispensing fee over and above the payment for the drug. To the extent that changes in the payment for drugs are not accompanied by an increase in the dispensing fee, margins could erode. Some states have explored efforts to restrict utilization by requiring the use of preferred drug lists, prior-authorization and formularies. A few states have attempted to extend the preferred Medicaid pricing to all Medicare beneficiaries. We cannot at this time predict the extent to which these proposals will be adopted or, if adopted and implemented, what effect, if any, such proposals will have on us. Efforts to impose reduced allowances, greater discounts and more stringent cost controls by government and other payors are expected to continue.

If we, or our long-term care customers, fail to comply with licensure requirements, fraud and abuse laws or other applicable laws, we may need to curtail operations, and could be subject to significant penalties.

Our pharmacy services business is subject to extensive and often changing federal, state and local regulations, and our pharmacies are required to be licensed in the states in which they are located or do business. We continuously monitor the effects of regulatory activity on our operations and we currently have pharmacy licenses for each pharmacy we operate. The failure to obtain or renew any required regulatory approvals or licenses could adversely affect the continued operation of our business. The long-term care facilities that contract for our services are also subject to

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federal, state and local regulations and are required to be licensed in the states in which they are located. The failure by these long-term care facilities to comply with these or future regulations or to obtain or renew any required licenses could result in our inability to provide pharmacy services to these facilities and their residents. We are also subject to federal and state laws that prohibit some types of direct and indirect payments between healthcare providers. These laws, commonly known as the fraud and abuse laws, prohibit payments intended to induce or encourage the referral of patients to, or the recommendation of, a particular provider of items or services. Violation of these laws can result in loss of licensure, civil and criminal penalties and exclusion from the Medicare, Medicaid and other federal healthcare programs.

We conduct business in a heavily regulated industry, and changes in regulations and violations of regulations may result in increased costs or sanctions.

We are subject to periodic audits by the Medicare and Medicaid programs, which have various rights and remedies against us if they assert that we have overcharged the programs or failed to comply with program requirements. Rights and remedies available to these programs include repayment of any amounts alleged to be overpayments or in violation of program requirements, or making deductions from future amounts due to us. These programs may also impose fines, criminal penalties or program exclusions. Other third-party payor sources also reserve the right to conduct audits and make monetary adjustments in connection with or exclusive of audit activities.

In the ordinary course of our business, the long-term care facilities we service receive notices of deficiencies for failure to comply with conditions of participation in the Medicare and Medicaid programs. In the event that these deficiencies involve pharmacy or other services we provide, we review such notices and take appropriate corrective action. In these cases, we assist the facility in developing a plan to bring the center into compliance with regulations which must be accepted by the reviewing agency. In some cases, or upon repeat violations, the reviewing agency may take various adverse actions against a center, including but not limited to:

•	the imposition of fines;

•	suspension of payments for new or all admissions to the center; and

•	in extreme circumstances, decertification from participation in the Medicare or Medicaid programs and revocation of a center’s or service site’s license.

We are also subject to federal and state laws that govern financial and other arrangements between healthcare providers. These laws often prohibit certain direct and indirect payments or fee-splitting arrangements between healthcare providers that are designed to induce the referral of patients to a particular provider for medical products and services. Possible sanctions for violation of any of these restrictions or prohibitions include loss of eligibility to participate in reimbursement programs and/or civil and criminal penalties. Furthermore, some states restrict certain business relationships between physicians and other providers of healthcare services. Many states prohibit business corporations from providing, or holding themselves out as a provider of, medical care. From time to time, we may seek guidance as to the interpretation of these laws; however, there can be no assurance that such laws will ultimately be interpreted in a manner consistent with our practices.

Federal and state governments are devoting increased attention and resources to anti-fraud initiatives against healthcare providers. The Health Insurance Portability and Accountability Act of 1996 and the Balanced Budget Act of 1997 expanded the penalties for healthcare fraud, including broader provisions for the exclusion of providers from the Medicaid program. We have established policies and procedures that we believe are sufficient to ensure that our facilities will operate in substantial compliance with these anti-fraud requirements. While we believe that our business practices are consistent with Medicare and Medicaid criteria, those criteria are often vague and

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subject to change and interpretation. Aggressive anti-fraud actions, however, could have an adverse effect on our financial condition, results of operations and cash flows.

In addition, a number of states have undertaken enforcement actions against pharmaceutical manufacturers involving pharmaceutical marketing programs, including programs containing incentives to pharmacists to dispense one particular product rather than another. These enforcement actions arose under state consumer protection laws which generally prohibit false advertising, deceptive trade practices and the like.

We face additional federal requirements that mandate major changes in the transmission and retention of health information. The Health Insurance Portability and Accountability Act of 1996 was enacted first, to ensure that employees can retain and at times transfer their health insurance when they change jobs, and second, to simplify healthcare administrative processes. This simplification includes expanded protection of the privacy and security of personal medical data and requires the adoption of standards for the exchange of electronic health information. Among the standards that the Secretary of Health and Human Services has adopted pursuant to the Health Insurance Portability and Accountability Act are standards for electronic transactions and code sets, and it may adopt unique identifiers for providers, employers, health plans and individuals, security and electronic signatures, privacy and enforcement. Although the Health Insurance Portability and Accountability Act was intended to ultimately reduce administrative expenses and burdens faced within the healthcare industry, we believe that implementation of this law will result in additional costs. Failure to comply with the Health Insurance Portability and Accountability Act could result in fines and penalties that could have a material adverse effect on us.

Possible changes in the acuity of patients as well as payor mix and payment methodologies may significantly affect our profitability.

The sources and amounts of our patient revenues will be determined by a number of factors, including licensed bed capacity and occupancy rates of the centers we supply, the acuity of patients and the rates of reimbursement among payors. Changes in the acuity of the patients as well as payor mix among private pay, Medicare and Medicaid in the centers we supply will significantly affect our profitability. Particularly, any significant increase in our Medicaid population could have a material adverse effect on our financial condition, results of operations and cash flows, especially if states operating these programs continue to limit, or more aggressively seek limits on, reimbursement rates.

Further consolidation of managed care organizations and other third-party payors may adversely affect our profits.

Managed care organizations and other third-party payors have continued to consolidate in order to enhance their ability to influence the delivery of healthcare services. Consequently, the healthcare needs of a large percentage of the U.S. population are increasingly served by a small number of managed care organizations. These organizations generally enter into service agreements with a limited number of providers for needed services. To the extent that such organizations terminate us as a preferred provider and/or engage our competitors as a preferred or exclusive provider, our business could be materially and adversely affected. In addition, private payors, including managed care payors, increasingly are demanding discounted fee structures.

We purchase a significant portion of our pharmaceutical products from one supplier.

We obtain approximately 98% of our pharmaceutical products from one supplier pursuant to contracts that are terminable by either party on 90 days notice. If these contracts are terminated, there can be no assurance that our operations would not be disrupted or that we could obtain the products at similar cost. In this event, failure to satisfy our customers’ requirements could materially and adversely affect our business, results of operations and financial condition.

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We face intense competition in our business.

We compete with a variety of other companies in providing pharmacy services, many of which have greater financial and other resources than we do and may be more established in their respective communities than we are. Competing companies may offer newer or different services than we do and may thereby attract customers who are presently our customers or are otherwise receiving our services.

The provision of pharmacy services in the long-term care industry is highly competitive. In the 32 states and in the District of Columbia where we sell pharmacy products and services, we compete with multiple national, regional and local institutional pharmacies. Institutional pharmacies compete principally on the basis of service, integrity, clinical expertise, fair pricing and the ability to form strong relationships with key personnel.

We are dependent on our senior management team and our pharmacy professionals.

We are highly dependent upon the members of our senior management team, our pharmacists and other pharmacy professionals. Our business is managed by a small number of key management personnel, including John J. Arlotta, who will be our chairman and chief executive officer after the spin-off. If we were unable to retain these persons, we might be adversely affected. Our industry is small and there is a limited pool of senior management personnel with significant experience in our industry. Accordingly, we believe we could experience significant difficulty in replacing key management personnel. Although we have employment contracts with our key management personnel, these contracts generally may be terminated without cause by either party.

In addition, our continued success depends on our ability to attract and retain pharmacists and other pharmacy professionals. Competition for qualified pharmacists and other pharmacy professionals is intense. The loss of pharmacy personnel or the inability to attract, retain or motivate sufficient numbers of qualified pharmacy professionals could adversely affect our business. Although we generally have been able to meet our staffing requirements for pharmacists and other pharmacy professionals in the past, our inability to do so in the future could have a material adverse effect on us.

A significant portion of our business is concentrated in certain markets, and the recent economic downturn or changes in the laws affecting our business in those markets could have a material adverse effect on our operating results.

We receive approximately 62% of our revenue from operations in the states of Maryland, New Jersey, Pennsylvania, Virginia, Ohio, West Virginia and Delaware. The economic condition of these markets could affect the ability of our patients and third-party payors to reimburse us for our services through a reduction of disposable household income or the ultimate reduction of the tax base used to generate state funding of their respective Medicaid programs. An economic downturn in these markets and in surrounding markets or changes in the laws affecting our business could have a material adverse effect on our financial condition, results of operations and cash flows.

We may make acquisitions that could subject us to a number of operating risks.

We anticipate that we may make acquisitions of, investments in and strategic alliances with complementary businesses to enable us to capitalize on our strong position in the geographic markets in which we operate and to expand our businesses in new geographic markets. However, implementation of this strategy entails a number of risks, including:

•	inaccurate assessment of undisclosed liabilities;

•	entry into markets in which we may have limited or no experience;

•	diversion of management’s attention from our core business;

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•	difficulties in assimilating the operations of an acquired business or in realizing projected efficiencies and cost savings;

•	increase in our indebtedness and a limitation on our ability to access additional capital when needed; and

•	difficulties in obtaining anticipated revenue synergies or cost reductions.

In addition, certain changes may be necessary to integrate the acquired businesses into our operations, assimilate many new employees and implement reporting, monitoring, compliance and forecasting procedures.

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UNAUDITED PRO FORMA CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS

The following unaudited pro forma condensed consolidated balance sheet as of June 30, 2003 and the unaudited pro forma condensed consolidated statements of operations for the nine months ended June 30, 2002 and 2003, and for the year ended September 30, 2002 give effect to the Transactions. The pro forma condensed consolidated balance sheet is presented as if the Transactions occurred on June 30, 2003 and the pro forma condensed consolidated statements of operations are presented as if the Transactions occurred as of October 1, 2001.

The historical results presented in the unaudited pro forma condensed consolidated balance sheet and statements of operations reflect our condensed results, as reported in our quarterly reports on Form 10-Q and our annual report on Form 10- K. The pro forma adjustments related to the spin-off of GHC represent items directly attributable to the eldercare businesses. The unaudited pro forma condensed consolidated financial information is presented for informational purposes only and is not necessarily indicative of what our financial position and results of operations actually would have been if the Transactions occured at the beginning of the periods presented, nor does this financial information purport to represent the results of future periods. The pro forma adjustments are based upon available information and certain assumptions that we consider reasonable and are described in the notes accompanying the summary unaudited pro forma condensed consolidated financial statements. No changes in operating revenues and expenses have been made to reflect the results of any modifications to operations that might have been made had the Transactions been completed on the aforesaid assumed effective dates for purposes of the pro forma results.

The following unaudited pro forma financial information should be read in conjunction with “Management’s Discussion and Analysis of Pro Forma Financial Condition and Results of Operations” included elsewhere in this report. The information set forth below should also be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and historical financial statements and the related notes thereto, which are contained in our filings with the SEC.

Historically, our operations were conducted as part of a consolidated entity with GHC and not as a separate entity. Accordingly, the historical consolidated financial statements incorporated by reference herein do not reflect the financial condition, results of operations and cash flows that would have been achieved had our company been operated independently of GHC during the periods and as of the dates presented. The historical pharmacy services segment information contained in our filings with the SEC is not indicative of how our business after the consummation of the spin-off would have performed had the spin-off occurred at the beginning of the periods presented. Such segment information does not, for example, reflect general and administrative and other overhead expenses.

As used in the following discussion:

•	“Genesis” means us and GHC and our and GHC’s subsidiaries prior to giving effect to the Transactions;

•	“GHC” means GHC and its subsidiaries after giving effect to the Transactions; and

•	“NeighborCare” means us and our subsidiaries after giving effect to the Transactions.

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Unaudited Pro Forma Condensed Consolidated Balance Sheet
June 30, 2003
(In thousands)

	Historical	Pro Forma

		Adjustments

	Genesis	Spin-Off of GHC (1)	Other		NeighborCare

Assets:
Cash and cash equivalents	$134,086	$(4,876)	$(27,160	)(2)(4)	$102,050
Accounts receivable, net	363,854	(184,106)	—		179,748
Inventory	68,092	(5,374)	—		62,718
Prepaid expenses and other current assets	73,575	(47,650)	—		25,925

Total current assets	639,607	(242,006)	(27,160)		370,441
Property and equipment, net	744,711	(668,243)	—		76,468
Goodwill	342,304	(2,422)	—		339,882
Other assets	181,013	(149,097)	6,800	(2)	38,716

Total assets	$1,907,635	$(1,061,768)	$(20,360)		$825,507

Liabilities and shareholders’ equity:
Current liabilities	$220,980	$(165,701)	$(11,606	)(3)	$43,673
Long-term debt, excluding current maturities	575,702	(244,265)	(100,642	)(3)(4)	230,795
Other liabilities	157,328	(66,031)	—		91,297
Redeemable preferred stock	46,723	—	—		46,723
Shareholders’ equity	906,902	(585,771)	91,888	(2)(4)	413,019

Total liabilities and shareholders’ equity	$1,907,635	$(1,061,768)	$(20,360)		$825,507

See accompanying Notes to Unaudited Pro Forma Condensed
Consolidated Financial Statements.

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Unaudited Pro Forma Condensed Consolidated Statement of Operations
(In thousands, except per share data)

	Year ended September 30, 2002

	Historical	Pro Forma

		Adjustments

	Genesis	Spin-Off of GHC (1)	Other		NeighborCare

Net revenues	$2,623,679	$(1,390,599)	$—		$1,233,080

Operating expenses	2,368,266	(1,196,199)	(34,768	)(5)	1,137,299
Strategic planning, severance and other related costs	26,015	(4,875)	—		21,140
Gain from arbitration award and other legal settlements	(23,768)	—	—		(23,768)
Lease expense	27,716	(27,543)	—		173
Depreciation and amortization	63,102	(40,866)	133	(6)	22,369
Interest expense	47,963	(20,531)	(9,815	)(7)	17,617

Income from continuing operations before debt restructuring and reorganization costs, income tax expense, equity in net income of unconsolidated affiliates and minority interests	114,385	(100,585)	44,450		58,250
Debt restructuring and reorganization costs	4,270	(3,175)	—		1,095

Income from continuing operations before income tax expense, equity in net income of unconsolidated affiliates and minority interests	110,115	(97,410)	44,450		57,155
Income tax expense	32,463	(37,990)	17,532	(8)	12,005

Income from continuing operations before equity in net income of unconsolidated affiliates and minority interests	77,652	(59,420)	26,918		45,150
Equity in net income of unconsolidated affiliates	1,579	(610)	—		969
Minority interest	(2,838)	242	—		(2,596)

Income from continuing operations before preferred stock dividends	76,393	(59,788)	26,918		43,523
Preferred stock dividends	2,599	—	—		2,599

Income from continuing operations	$73,794	(59,788)	26,918		$40,924

Per common share data from continuing operations:
Basic earnings per share	$1.79				$0.99
Diluted earnings per share	$1.76				$0.99

Basic weighted average common shares outstanding	41,226				41,226
Diluted weighted average common shares outstanding (historical)	43,351				NA
Diluted weighted average common shares outstanding (pro forma)	NA				41,226

See accompanying Notes to Unaudited Pro Forma Condensed
Consolidated Financial Statements.

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Unaudited Pro Forma Condensed Consolidated Statement of Operations
(In thousands, except per share data)

	Nine months ended June 30, 2002

	Historical	Pro Forma

		Adjustments

	Genesis	Spin-Off of GHC (1)	Other		NeighborCare

Net revenues	$1,857,923	$(935,639)	$—		$922,284

Operating expenses	1,677,748	(796,431)	(27,932	)(5)	853,385
Strategic planning, severance and other related costs	12,568	—	—		12,568
Gain on arbitration award	(21,907)	—	—		(21,907)
Lease expense	20,055	(19,865)	—		190
Depreciation and amortization	44,387	(26,552)	100	(6)	17,935
Interest expense	31,386	(12,616)	(5,558	)(7)	13,212

Income from continuing operations before debt restructuring and reorganization costs, income tax expense, equity in net loss of unconsolidated affiliates and minority interests	93,686	(80,175)	33,390		46,901
Debt restructuring and reorganization costs	4,270	(1,700)	—		2,570

Income from continuing operations before income tax expense, equity in net income of unconsolidated affiliates and minority interests	89,416	(78,475)	33,390		44,331
Income tax expense	24,562	(30,605)	13,047	(8)	7,004

Income from continuing operations before equity in net income of unconsolidated affiliates and minority interests	64,854	(47,870)	20,343		37,327

Equity in net income of unconsolidated affiliates	490	(192)	—		298
Minority interest	(1,344)	—	—		(1,344)

Income from continuing operations before preferred stock dividends	64,000	(48,062)	20,343		36,281
Preferred stock dividends	1,916	—	—		1,916

Income from continuing operations	$62,084	$(48,062)	$20,343		$34,365

Per common share data from continuing operations:

Basic earnings per share	$1.51				$0.83
Diluted earnings per share	$1.48				$0.83

Basic weighted average common shares outstanding	41,212				41,212
Diluted weighted average common shares outstanding (historical)	43,340				NA
Diluted weighted average common shares outstanding (pro forma)	NA				41,212

See accompanying Notes to Unaudited Pro Forma Condensed
Consolidated Financial Statements.

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Unaudited Pro Forma Condensed Consolidated Statement of Operations
(In thousands, except per share data)

	Nine months ended June 30, 2003

	Historical	Pro Forma

		Adjustments

	Genesis	Spin-Off of GHC (1)	Other		NeighborCare

Net revenues	$1,957,222	$(976,273)	$—		$980,949

Operating expenses	1,783,179	(860,049)	(23,601	)(5)	899,529
Strategic planning, severance and other related costs	21,312	—	—		21,312
Net gain from break-up fee and other settlements	(11,337)	1,123	—		(10,214)
Lease expense	20,782	(20,556)	—		226
Depreciation and amortization	48,817	(29,979)	100	(6)	18,938
Interest expense	30,657	(12,851)	(4,593	)(7)	13,213

Income from continuing operations before income tax expense, equity in net income of unconsolidated affiliates and minority interests	63,812	(53,961)	28,094		37,945
Income tax expense	20,834	(16,602)	10,567	(8)	14,799

Income from continuing operations before equity in net income of unconsolidated affiliates and minority interests	42,978	(37,359)	17,527		23,146
Equity in net income of unconsolidated affiliates	1,161	(875)	—		286
Minority interest	(3,567)	—	—		(3,567)

Income from continuing operations before preferred stock dividends	40,572	(38,234)	17,527		19,865
Preferred stock dividends	2,009	—	—		2,009

Income from continuing operations	$38,563	$(38,234)	$17,527		$17,856

Per common share data from continuing operations:
Basic earnings per share	$0.94				$0.43
Diluted earnings per share	$0.94				$0.43

Basic weighted average common shares outstanding	41,135				41,135
Diluted weighted average common shares outstanding (historical)	43,378				NA
Diluted weighted average common shares outstanding (pro forma)	NA				41,135

See accompanying Notes to Unaudited Pro Forma Condensed
Consolidated Financial Statements.

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Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

General note:

These unaudited pro forma condensed consolidated financial statements reflect all adjustments that, in the opinion of management, are necessary to present fairly the pro forma financial position as of June 30, 2003, and the pro forma results of operations for the year ended September 30, 2002 and the nine month periods ended June 30, 2002 and 2003. These adjustments are described below.

The pro forma adjustments exclude estimated incremental costs associated with being an independent public company and the loss of certain synergies and benefits of economies of scale that existed prior to the spin-off of GHC.

(1)
Represents the carrying value of the assets and liabilities of GHC’s business to be distributed to our shareholders and the related revenues and direct expenses of such business after adjustments for intercompany revenue transactions of $100,500, $79,553 and $58,774 for the year ended September 30, 2002 and the nine month periods ended June 30, 2002 and 2003, respectively. Adjustments to the historical operating results for the year ended September 30, 2002 also include operations identified by GHVI as discontinued subsequent to September 30, 2002.

(2)
Represents the capitalization of $10.0 million of estimated direct financing costs in connection with this note offering and the new senior credit facility, offset by the write-off of $3.2 million of unamortized deferred financing costs carried on our historical balance sheet related to indebtedness that will be refinanced. The $10.0 million of new financing fees will be paid with available cash.

June 30, 2003

(in thousands)
Cash and cash equivalents	$(10,000)
Other long-term assets	6,800

$(3,200)

Shareholders’ equity	$(3,200)

(3)	Represents:

	Current maturities of long- term debt	Long-term debt	Total debt

		(in thousands)
Repayment of Genesis debt	$(11,606)	$(213,394)	$(225,000)

Borrowings under senior subordinated notes	—	225,000	225,000

Net debt proceeds	$(11,606)	$11,606	$—

We intend to issue these senior subordinated notes in an aggregate principal amount of $225.0 million, with a term of ten years. We intend to use the proceeds from the issuance of these senior subordinated notes to repay a portion of our existing indebtedness. We also plan to enter into a senior credit facility that provides for a revolving credit facility of $100.0 million. The revolving credit facility is expected to have a five year maturity. Our new senior credit agreement is not yet finalized. The final amount of this adjustment and the related estimated maturities of the debt may be different depending on prevailing market conditions at the time the agreements are finalized and funded.

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(4)
We expect to receive approximately $95.1 million of net proceeds ($315.5 million of proceeds less funds used for repayment of GHC allocated debt of $220.4 million) from GHC, which will be used to repay a portion of our existing indebtedness. Additionally, we intend to use approximately $15.7 million of cash on hand to repay the remaining portion of our existing senior indebtedness and $1.5 million of cash on hand to repay an unsecured note payable.

June 30, 2003

(in thousands)
Cash and cash equivalents	$(17,160)

$(17,160)

Long-term debt	$(112,248)
Shareholders’ equity	95,088

$(17,160)

(5)	Represents the estimated reduction in general and administrative expenses following the spin-off of the eldercare businesses.

	Year Ended September 30,	Nine Months Ended June 30,

	2002	2002	2003

	(in thousands)
Operating expenses	$(34,768)	$(27,932)	$(23,601)

(6)
Represents the amortization of estimated deferred financing fees and expenses related to the issuance of the senior subordinated notes, offset by reduced historical amortization of deferred financing fees that are expected to be written-off following the repayment of the existing indebtedness.

	Year Ended September 30,	Nine Months Ended June 30,

	2002	2002	2003

	(in thousands)
Historical financing fee amortization	$(984)	$(738)	$(738)
New financing fee amortization	1,117	838	838

	$133	$100	$100

(7)	Reflects the change in estimated interest expense based upon our pro forma debt structure assuming a weighted average interest rate of 7.5%.

	Year Ended September 30,	Nine Months Ended June 30,

	2002	2002	2003

	(in thousands)
Interest expense as reported after elimination of GHC	$(27,432)	$(18,770)	$(17,806)
Interest expense under new capital structure ($234.9 million at 7.5%)	17,617	13,212	13,213

	$(9,815)	$(5,558)	$(4,593)

(8)
Income tax expense is reported at an estimated effective tax rate of 39%. In the year ended September 30, 2002 and the nine months ended June 30, 2002, historical income taxes were reduced approximately $10.3 million due to the realization of tax credits pursuant to the Job Creation and Worker Assistance Act of 2002.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF PRO FORMA
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

We are the third largest provider of institutional pharmacy services in the United States. In five of the seven regions in which we do business, we believe we are the number one or number two institutional pharmacy service provider based upon the number of beds served. As of August 31, 2003, we provided pharmacy services for approximately 248,000 beds in long-term care facilities in 32 states and the District of Columbia. Our pharmacy operations consist of 60 institutional pharmacies (five are jointly-owned), 32 community-based professional retail pharmacies (two are jointly-owned) and 20 on-site pharmacies which are located in customers’ facilities and serve only customers of that facility. In addition, we operate 14 home infusion, respiratory and medical equipment distribution centers (four are jointly-owned). Jointly-owned facilities and the operations conducted therein are part of joint ventures which are owned by NeighborCare® and at least one other unaffiliated party.

Our institutional pharmacy business provides prescription and non-prescription pharmaceuticals, infusion therapy and medical supplies and equipment to the elderly, chronically ill and disabled in long-term care facilities, including skilled nursing facilities, assisted living facilities, residential and independent living communities and other institutional healthcare facilities. The pharmacy services provided in these settings are tailored to meet the needs of the institutional customer. These services include highly specialized packaging and dispensing systems, computerized medical records processing and 24-hour emergency services. We also provide pharmacy consulting services to assure proper and effective drug therapy, including monitoring and reporting on prescription drug therapy and assisting the facility in compliance with applicable federal and state regulations. For the twelve months ended June 30, 2003, after giving effect to the spin-off, revenues from our institutional pharmacy business comprised approximately 86% of our total revenues.

Our community-based professional pharmacies are retail operations branded under the NeighborCare name that are located in or near medical centers, hospitals and physician office complexes which provide prescription and non-prescription medications and certain medical supplies, as well as personal service and consultation by licensed pharmacists. For the twelve months ended June 30, 2003, after giving effect to the spin-off, revenues from our community-based prescription retail pharmacy business comprised approximately 8% of our total revenues.

Our home infusion, respiratory and medical equipment distribution centers provide a wide array of products and services to support the home care needs of a range of individuals of all ages. We work with physicians, hospital discharge planners, case managers and managed care organizations who refer these individuals to us. Services include respiratory and medical equipment (such as oxygen, hospital beds, wheelchairs and respiratory medications), as well as home infusion (such as antibiotics, TPN, chemotherapy and pain management). For the twelve months ended June 30, 2003, after giving effect to the spin-off, revenues from our home infusion, respiratory and medical equipment business comprised approximately 6% of our total revenues.

The Spin-Off

We are currently comprised of a pharmacy services business operating under the brand name NeighborCare and an inpatient services business (which includes long-term care and rehabilitation therapy) that will operate under the name Genesis HealthCare Corporation, or “GHC.” We intend to spin-off GHC to our shareholders by way of a pro rata distribution of all of GHC’s common stock, which we expect to complete in the fall of 2003. Upon the completion of the spin-off, we expect to change our name to NeighborCare, Inc.

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Our pharmacy services business primarily provides institutional pharmacy services to skilled nursing and assisting living centers. In addition, our pharmacy services business operates a retail pharmacy business, home medical equipment business, home infusion business and long-term care group purchasing business. Approximately 88% of our revenues are generated by sales to independent healthcare providers and the remaining 12% is derived from sales to GHC’s facilities.

GHC is currently our wholly-owned subsidiary. GHC was incorporated in Pennsylvania in May 2003 in preparation for its spin-off from us. GHC is one of the largest providers of healthcare and support services to the elderly in the United States.

Our pharmacy services business and inpatient services business are distinct businesses with significant differences in their markets, products, investment needs and plans for growth. Our board of directors believes that a separation into two independent public companies will better align management incentives with business-specific operating performance, provide each organization with the ability to independently access capital markets, isolate inherent business risks and resolve existing sales and marketing issues by eliminating customer/competitor conflicts. The spin-off is subject to several conditions, including:

•
receipt of a satisfactory private letter ruling from the Internal Revenue Service, which was received on September 30, 2003, that the spin-off and certain related transactions will qualify as a tax-free distribution to us and our shareholders under Section 355 of the Internal Revenue Code of 1986, as amended;

•	the consent of our senior creditors to the spin-off and the replacement of our senior credit facility with separate credit facilities for us and GHC;

•	the consent of certain of our lessors; and

•	receipt of required governmental regulatory approvals.

Distribution Transactions

Following the spin-off, we and GHC will operate independently of one another. We will agree contractually to continue certain transitional arrangements and practices for a limited time after the spin-off. In addition, we will agree to certain mutually beneficial commercial arrangements.

We and GHC plan to enter into a separation and distribution agreement, a tax sharing agreement, a transition services agreement, a group purchasing agreement, an employee benefits agreement, a pharmacy services agreement, a pharmacy benefit management agreement and a durable medical equipment agreement.

Chapter 11 Proceedings

Background

On June 22, 2000, we and certain of our direct and indirect subsidiaries filed for voluntary relief under Chapter 11 of the United States Code, or the “Bankruptcy Code,” with the United States Bankruptcy Court for the District of Delaware, or the “Bankruptcy Court.” On the same date, our 43.6% owned affiliate, The Multicare Companies, Inc., and certain of its direct and indirect subsidiaries and certain of its affiliates, also filed for relief under Chapter 11 of the Bankruptcy Code with the Bankruptcy Court.

Our and Multicare’s financial difficulties were attributed to a number of factors. The federal government made fundamental changes to the reimbursement for medical services provided to individuals. The changes had a significant adverse impact on the healthcare industry as a whole and on our and Multicare’s cash flows. The federal reimbursement changes exacerbated a long-standing problem of inadequate reimbursement by the states for medical services provided to indigent persons under the various state Medicaid programs. Numerous other factors adversely affected our

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and Multicare’s cash flows, including increased labor costs, increased professional liability and other insurance costs and increased interest rates. As a result of declining governmental reimbursement rates, and in the face of rising inflationary costs, we and Multicare were too highly leveraged to service our debt, including long-term lease obligations.

On October 2, 2001, we and Multicare consummated a joint plan of reorganization under Chapter 11 of the Bankruptcy Code, or the “Chapter 11 proceedings,” pursuant to a September 20, 2001 order entered by the Bankruptcy Court approving the joint plan of reorganization proposed by us and Multicare. In general, the joint plan of reorganization provided for the resolution of all claims against us and Multicare as of June 22, 2000 in exchange for us incurring or issuing new indebtedness, preferred stock, warrants and/or common stock. In addition, Multicare became our wholly-owned subsidiary and a new board of directors was constituted.

Fresh-Start Reporting

Upon emergence from Chapter 11 proceedings, we and our subsidiaries adopted the principles of fresh-start reporting in accordance with the American Institute of Certified Public Accountants Statement of Position 90-7, “Financial Reporting By Entities in Reorganization Under the Bankruptcy Code,” or “SOP 90-7.” For financial reporting purposes, we and our subsidiaries adopted the provisions of fresh-start reporting effective September 30, 2001. In connection with the adoption of fresh-start reporting, a new entity was deemed created for financial reporting purposes, the provisions of the joint plan of reorganization were implemented, assets and liabilities were adjusted to their estimated fair values and our accumulated shareholders deficit was eliminated.

The reorganization proceedings’ value of the subsidiaries that are owned by us, before consideration of post-filing current and long-term liabilities or minority interests, was determined with the assistance of financial advisors in reliance upon various valuation methods, including discounted projected cash flow analysis, price/earning ratios, and other applicable ratios and economic industry information, and through negotiations with the various creditor parties in interest.

Revenue Sources

A significant portion of our revenues from sales of pharmaceutical and medical products are reimbursable from state Medicaid programs, long-term care facilities, private insurance, self-pay residents and other third-party payors, and the federal Medicare program. For the twelve months ended June 30, 2003, our payor mix was comprised of 42% Medicaid, 32% long-term care facilities (including amounts for which the long-term care facilities receive reimbursement under Medicare Part A), 14% third-party insurance, 10% private pay and 2% Medicare Part B. Our institutional pharmacy services revenue represents approximately 86% of our total revenue. Remaining total revenue is allocated between our community-based professional retail pharmacy services revenue (8%) and our home infusion, respiratory and medical equipment revenue (6%).

The healthcare industry is experiencing the effects of the federal and state governments’ trend toward cost containment, as government and other third-party payors seek to impose lower reimbursement and utilization rates and negotiate reduced payment schedules with providers. These cost containment measures, combined with the increasing influence of managed care payors and competition for patients, have resulted in reduced rates of reimbursement for services we provide.

The recent economic downturn is having a detrimental effect on state revenues in most jurisdictions. According to a report by the National Conference of State Legislatures, during fiscal year 2003, 39 states faced budget shortfalls at some time during the fiscal year. Of these states, 20 faced shortfalls in excess of 10% of the general fund budget. By early April 2003, states reported a cumulative budget shortfall of $21.5 billion. Historically, these budget pressures have translated into reductions in state spending. Given that Medicaid outlays are a significant component of state budgets, we expect continuing cost containment pressures on Medicaid outlays for pharmaceutical

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care in the states in which we service. State specific details are just emerging as state legislatures begin the task of approving state budgets. In each of the major states where we provide services, we are working with trade groups, consultants and government officials to responsively address the particular services funding issues.

It is not possible to quantify fully the effect of potential legislative or regulatory changes, the administration of such legislation or any other governmental initiatives on our business. Accordingly, there can be no assurance that the impact of these changes or any future healthcare legislation will not further adversely affect our business. There can be no assurance that payments under governmental and private third-party payor programs will be timely, will remain at levels comparable to present levels or will, in the future, be sufficient to cover the costs allocable to patients eligible for reimbursement pursuant to such programs. Our financial condition and results of operations may be affected by the reimbursement process, which in the healthcare industry is complex. See “Risk Factors — Risks Relating to Our Business.”

Medical Supplies Services Agreement

During the third quarter of fiscal 2002, NeighborCare entered into a seven-year agreement with Medline Industries, Inc. for the fulfillment of NeighborCare’s bulk medical supply services to its customers. Under the agreement, Medline provides order intake, warehousing, delivery and invoicing services. NeighborCare earns a service fee from Medline for providing sales and marketing services, calculated as a percentage of the revenues earned by Medline for sales to NeighborCare customers. As a result of this agreement, NeighborCare no longer recognizes revenue for the sale of bulk medical supplies to its customers. The agreement does not include certain products and services that NeighborCare continues to sell directly to customers. It is estimated that the agreement will result in an annual reduction of pharmacy service revenue of approximately $48.0 million with no significant impact on EBITDA or income from continuing operations.

Pro Forma Results of Operations

The following discussion is presented as if the Transactions occurred as of the beginning of the periods presented. See “Unaudited Pro Forma Condensed Consolidated Financial Statements.”

Nine Months Ended June 30, 2003 Compared to Nine Months Ended June 30, 2002

Revenue

For the nine months ended June 30, 2003, revenues were $980.9 million, an increase of $58.7 million or 6.4% over the nine months ended June 30, 2002. Of this growth, institutional pharmacy services revenue increased by approximately $39.0 million, or 4.9% over the same period in the prior year. This increase was net of approximately $36.0 million of reduced medical supply revenue resulting from transferring the fulfillment of medical supply services to Medline (see “— Medical Supplies Services Agreement”) and net of approximately $15.0 million of reduced revenue related to price concessions afforded in the extension of two material contracts. The increase in institutional pharmacy services revenue was attributed to favorable changes in bed mix, higher patient acuity mix and drug price inflation. These factors have resulted in higher revenue per bed when comparing the nine months ended June 30, 2003 to the nine months ended June 30, 2002. Revenue per bed per month for the nine months ended June 30, 2003 was $377 compared to $357 in the prior year period. For the nine months ended June 30, 2003, community-based professional retail operations revenue increased by approximately $4.4 million, and our home infusion, respiratory and medical equipment revenue increased by approximately $9.0 million over the nine months ended June 30, 2002. The remaining increase in revenue for the nine months ended June 30, 2003 compared to the same period in 2002 was primarily related to growth in our group purchasing organization.

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Operating Expenses

Total operating expenses increased $46.1 million, or 5.4%, to $899.5 million for the nine months ended June 30, 2003, from $853.4 million for the nine months ended June 30, 2002. This increase was primarily attributed to an increase in cost of goods sold of $35.6 million, or 6.2%, to $611.9 million for the nine months ended June 30, 2003 from $576.3 million for the nine months ended June 30, 2002. Of this growth, $36.3 million was attributed to the revenue volume growth, offset by improvements of $1.3 million primarily attributable to purchasing and clinical initiatives together with increased generic drug availability and utilization. As a percentage of revenue, cost of sales for the nine months ended June 30, 2003 was 62.5% as compared to 62.4% in the prior year period. The remaining increase in operating expenses of $10.5 million in the nine months ended June 30, 2003 was primarily attributable to a $9.4 million, or 5.1%, increase in salaries and benefits compared to the nine months ended June 30, 2002. This change was primarily as a result of the increased sales volume, wage inflation and heightened competition in the labor market for licensed positions, primarily pharmacists and technicians causing upward pressure on wage rates and additional overtime to cover open positions. Salaries and benefits as a percentage of revenue was 19.8% for the nine months ended June 30, 2003 compared to 20.0% for the nine months ended June 30, 2002. This decrease was partially the result of our initiatives to reduce costs through process re-engineering and best practices implementation, as well as price increases exceeding wage inflation over the past year.

Strategic Planning, Severance, Other Related Costs and Gain on Arbitration Award

For the nine months ended June 30, 2003, we recognized $21.3 million in strategic planning, severance and other related costs. Included in these costs were $7.2 million in expenses to repurchase options held by employees to buy 1,724,000 shares of our common stock, $4.8 million in severance and related costs for a former vice chairman, $1.6 million in severance and related costs for the termination of overhead positions in continuation of our expense reduction initiative and $7.7 million for strategic consulting costs to assist our board of directors and management in the evaluation of our existing business model and the development of our strategic alternatives. In the nine months ended June 30, 2002, we incurred $12.6 million in severance and related costs relating to the transition agreements with our former chief executive officer and a former vice chairman who resigned in the third quarter of fiscal 2002.

For the nine months ended June 30, 2003, we recognized a break-up fee from Omnicare, Inc., a provider of institutional pharmacy services, of $22.0 million and incurred $11.8 million of financing, legal and other costs directly attributable to our proposed merger with NCS HealthCare, Inc., a provider of institutional pharmacy services, in exchange for our agreement to terminate our merger agreement with NCS. We recognized a gain of $21.9 million for the nine months ended June 30, 2002 for an arbitration award for damages in the lawsuit involving Manor Care, Inc., an owner and operator of long-term care facilities, where the arbitrator found that Manor Care did not lawfully terminate the master service agreements with NeighborCare Pharmacy Services, Inc.

Capital Items and Other

For the nine months ended June 30, 2003, depreciation and amortization expense increased $1.0 million to $18.9 million, compared to $17.9 million for the nine months ended June 30, 2002. The increase was attributed to incremental depreciation expense on capital expenditures made since the prior year in excess of fixed asset retirements.

Interest expense of $13.2 million in the nine months ended June 30, 2003 was comparable to the same period in the prior year.

There were no debt restructuring and reorganizations costs for the nine months ended June 30, 2003 as compared to $2.6 million for the nine months ended June 30, 2002. The costs incurred for the nine months ended June 30, 2002 were for post-confirmation liabilities payable to the U.S. trustee related to our Chapter 11 proceedings.

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Minority interest expense increased $2.3 million for the nine months ended June 30, 2003 to $3.6 million as compared to $1.3 million for the nine months ended June 30, 2002. This increase was attributed to the formation of the new consolidated joint venture, NeighborCare Pharmacy of Virginia, LLC, during the first quarter of fiscal 2002, as well as overall improved performance by our consolidated joint venture entities. The operating results of joint ventures in which we have a controlling interest are included in our consolidated financial statements. Minority interest expense represents the non-controlling owners’ share of the joint ventures’ operating profit.

Income tax expense was reported at an estimated effective tax rate of 39%. In the nine months ended June 30, 2002, historical income taxes were reduced approximately $10.3 million due to the realization of tax credits pursuant to the Job Creation and Worker Assistance Act of 2002.

Fiscal Year Ended September 30, 2002

Net revenues for the fiscal year ended September 30, 2002 were $1,233.1 million. Annual cost of sales was $764.0 million, or 62.0% of total revenue. Total operating expenses, excluding cost of sales, were $373.3 million, or 30.3% of total revenue. We also recognized $26.0 million in strategic planning costs, severance and other related costs for the fiscal year ended September 30, 2002.

Severance and other related costs included $12.6 million in severance and related costs relating to transition agreements with our former chief executive officer and a former vice chairman who resigned in fiscal 2002 and $3.8 million of severance and related costs for the termination of approximately 100 individuals in an expense reduction program. In addition, we incurred $4.7 million for strategic consulting costs. We recognized $23.8 million in gains from arbitration awards and other legal settlements during the fiscal year ended September 30, 2002; of this amount, $21.9 million resulted from the arbitration award in the Manor Care litigation.

Pro Forma Liquidity and Capital Resources

Working Capital and Cash Flows

Our need for funds arises primarily from our working capital requirements, including the need to finance our receivables, inventory and equipment used to provide service to our customers. At June 30, 2003, our unaudited pro forma balance sheet reflects net working capital of $326.8 million.

Our capital expenditures were $9.6 million for the nine months ended June 30, 2003, $11.6 million for the nine months ended June 30, 2002 and $13.4 million for the fiscal year ended September 30, 2002.

Improvements in our days sales outstanding from 55 days at June 30, 2002 and 53 days at September 30, 2002 to 51 days at June 30, 2003 have increased our free cash from operations.

We currently have a $36.5 million deposit with our primary pharmaceutical wholesaler (Cardinal) which equates to negative four day payment terms. The deposit is fully refundable to us at our request. This, combined with our contractual ability to go to 15 day payment terms with our primary pharmaceutical wholesaler, provides us the ability to use these funds as an additional resource to meet our working capital requirements, debt service and other cash needs over the next year, if needed.

We believe that the net cash provided by our operating activities will provide sufficient resources to meet our working capital requirements, debt service and other cash needs over the next year. We also believe that funds available through the revolving line of credit described under “— New Financing Arrangements” will provide the necessary resources to expand and grow our pharmacy business either through internal growth or acquisitions.

New Financing Arrangements

We intend to issue these senior subordinated notes in an aggregate principle amount of $225.0 million, with an anticipated term of 10 years. We also plan to enter into a new revolving credit

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facility of approximately $100.0 million. The revolving credit facility is expected to have a five year term and is expected to be fully available at the date of the spin-off transaction. The new facility is expected to bear interest at LIBOR plus an applicable margin or a base rate plus an applicable margin on any borrowings thereunder, and we expect to pay a commitment fee on any unused portion of the facility. The new revolving credit facility has not been finalized and the estimated term and rate of interest in the final debt agreement may be different depending on pending market conditions at the time the agreement is finalized and funded. See “Description of Other Indebtedness and Preferred Stock — The New Senior Credit Facility.”

GHC also intends to issue senior subordinated notes in an aggregate principle amount of $200.0 million. Additionally, GHC plans to enter into a new senior credit facility that provides for a term loan of approximately $185.0 million and a revolving credit facility of $75.0 million. The proceeds of the GHC senior subordinated notes and term loan will be used to repay a portion of our debt outstanding at the date of the spin-off. GHC will also be responsible for approximately $54.8 million in currently outstanding mortgage indebtedness.

Financial Commitments

We have future obligations for debt repayments and future minimum rentals under operating leases. The obligations as of June 30, 2003 are summarized as follows (dollars in thousands):

	Payments Due by Period

Contractual Obligations	Total	Less than 1 Year	1-3 Years	4-5 Years	Thereafter

Mortgages and other secured debt	$9,897	$4,102	$4,469	$1,307	$19
Operating leases	$32,209	$9,433	$12,820	$6,575	$3,381

The foregoing table does not reflect our obligation to redeem any outstanding shares of our Series A Preferred Stock outstanding on October 2, 2010. We estimate that we will be required to pay $69.4 million to redeem our Series A Preferred Stock and accrued dividends assuming that no shares of Series A Preferred Stock are converted into our common stock prior to that time. See “Description of Other Indebtedness and Preferred Stock – Series A Convertible Preferred Stock.” The table also does not include future obligations under a lease for a new office that we may open as a result of the spin-off. Our debt and certain of our lease obligations require us to maintain compliance with financial and non-financial covenants, including minimum earnings before interest, taxes, depreciation, amortization and rent, limitations on capital expenditures, maximum leverage ratios, minimum fixed charge coverage ratios and minimum net worth. We expect that our new senior credit facility will contain similar covenants. Failure to meet these covenants or the occurrence of other defaults, such as non-payment, could result in the acceleration of the maturity of such obligations.

Joint Ventures

We are a party to joint ventures that are owned by us and at least one other unaffiliated party. In cases where our ownership interests are greater than 50% of the total capital (or we have management control) of the joint ventures, the assets, liabilities and operating results of the joint ventures are consolidated in our financial statements, and the other partners’ share of those net assets and net income are recorded as minority interest. For joint ventures where our net ownership interests are 50% or less of the total capital (and we do not have management control) of the partnership, we use the equity method of accounting and, therefore, the assets, liabilities and operating results of the partnership are not consolidated with ours. The carrying value of our investment in our unconsolidated joint ventures was $410,000 at June 30, 2003. Our share of the income of these joint ventures for the nine months ended June 30, 2003 was $286,000. Although we are not contractually obligated to fund operating losses of these joint ventures, in certain cases we have extended credit to such joint ventures in the past and may decide to do so in the future in

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order to realize economic benefits from our joint venture relationships. Management assesses the creditworthiness of such joint ventures in the same manner it does other third- parties.

Critical Accounting Policies

An accounting policy is considered to be critical if it is important to a company’s financial condition and results of operations, and requires significant judgment and estimates on the part of management in its application. Our critical accounting estimates and the related assumptions are evaluated periodically as conditions warrant, and changes to such estimates are recorded as new information or changed conditions requires revision. Application of the critical accounting policies requires management’s significant judgments, often the result of the need to make estimates of matters that are inherently uncertain. If actual results were to differ materially from the estimates made, the reported results could be materially affected. We believe that the following represents our critical accounting policies.

Allowance for Doubtful Accounts

We utilize the “Aging Method” to evaluate the adequacy of our allowance for doubtful accounts. This method is based upon applying estimated standard required allowance requirement percentages to each accounts receivable aging category for each type of payor. We have developed estimated standard required allowance percentages by utilizing historical collection trends and our understanding of the nature and collectibility of receivables in the various aging categories and the various segments of our business. The standard allowance percentages are developed by payor type as the accounts receivable from each payor type have unique characteristics. The allowance for doubtful accounts is determined utilizing the Aging Method described above while also considering accounts specifically identified as uncollectible. Accounts receivable that we specifically estimate to be uncollectible, based upon the age of the receivables, the results of collection efforts or other circumstances, are reserved for in the allowance for doubtful accounts until they are written-off.

We continue to refine our assumptions and methodologies underlying the Aging Method. We believe the assumptions used in the Aging Method employed in fiscal 2003 coupled with continued improvements in our collection patterns, suggest that our allowance for doubtful accounts was adequate at June 30, 2003. However, because the assumptions underlying the Aging Method are based upon historical collection data, there is a risk that our current assumptions are not reflective of more recent collection patters. Changes in overall collection patterns can be caused by market conditions and/or budgetary constraints of government funded programs such as Medicare and Medicaid. Such changes can adversely impact the collectibility of receivables, but not be addressed in a timely fashion when using the Aging Method, until updates to our periodic historical collection studies are completed and implemented.

At least annually, we update our historical collection studies in order to evaluate the propriety of the assumptions underlying the Aging Method. Any changes to the underlying assumptions are implemented immediately. Changes to these assumptions can have a material impact on our bad debt expense, which is reported in the consolidated statements of operations as a component of other operating expenses.

Inventory

Inventories consist primarily of purchased pharmaceuticals and medical supplies and equipment and are stated at acquisition cost. At June 30, 2003, our inventory balance of $62.7 million increased by $3.7 million, or 6.3%, as compared to the September 30, 2002 balance of $59.0 million.

Counts of inventories on hand are performed on a quarterly basis at all sites. Because we do not utilize a perpetual inventory system, cost of sales is estimated during non-inventory months and is adjusted to actual by recording the results of the quarterly count of actual physical inventories. We utilize the following criteria in developing estimated cost of sales during non-inventory months:

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•	historical cost of sales trends based on the two most recent physical inventory counts; and

•	consideration and analysis of changes in customer base, product mix, state Medicaid and third-party insurance reimbursement levels, or other issues that may impact cost of sales.

There are no significant obsolescence reserves recorded since we have not historically experienced (nor do we expect to experience) significant levels of inventory obsolescence.

Manufacturer Rebates

Certain of our manufacturers of pharmaceutical products offer rebates for meeting a targeted volume of purchases on a quarterly basis. These rebate agreements are contractually binding. We recognize these rebates as a reduction of inventory costs in the quarter in which they are earned when they are reasonably estimable and payment is probable. For the nine months ended June 30, 2003, $15.7 million of manufacturer rebates were recognized, and rebate receivables at June 30, 2003 were $6.8 million.

Revenue Recognition/Contractual Allowance

Revenue is recognized on a monthly basis for products or services provided to customers during that month. The revenue cycle ends on the last day of the month. We receive payments from state Medicaid programs, long-term care facilities, individual residents (private pay), private third-party insurers and Medicare programs. The state Medicaid programs are highly regulated. Our failure to comply with applicable reimbursement regulations could adversely affect our business. We monitor our receivables from state Medicaid programs and other third-party payor programs and report such revenues at the net realizable amount expected to be received from third-party payors.

An estimated contractual allowance is recorded against third-party sales and accounts receivable (Medicaid and insurance) to reduce the net sales and accounts receivable reported in our financial statements to the amount expected to be received from the third-party payor. Contractual allowances are adjusted to actual as cash is received and applied and claims are reconciled. We utilize the following criteria in developing the estimated contractual allowance percentages each month:

•	historical contractual allowance trends on actual claims paid by third-party payors;

•	review of contractual allowance information reflecting current contract terms; and

•	consideration and analysis of changes in customer base, product mix, reimbursement levels or other issues that may impact contractual allowances.

Long-Lived Asset Impairments

We account for long-lived assets, other than goodwill with an indefinite useful life, in accordance with the provisions of the Financial Accounting Standards Board’s Statements of Financial Accounting Standards, or “SFAS,” Statement No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” or “SFAS 144.” SFAS 144 requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by comparison of the carrying amount of an asset to the future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized to the extent the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of are reported at the lower of the carrying amount or the fair value less costs to sell.

With regard to goodwill, we adopted SFAS Statement No. 142, “Goodwill and Other Intangible Assets,” or “SFAS 142,” on September 30, 2001 in accordance with the early adoption provisions of SOP 90-7. SFAS 142 provides that goodwill no longer be amortized on a recurring basis but rather is subject to periodic impairment testing. Prior to adopting SFAS 142, we amortized goodwill over periods not exceeding 40 years. The impairment test requires us to compare the fair value of our

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businesses to their carrying value including assigned goodwill. SFAS 142 requires an impairment test annually.

Our assessments to date have indicated that goodwill has not been impaired. Events may occur in the future that could result in an impairment of our goodwill, and any resulting impairment charge could be material to the our financial position, results of operations or cash flows.

Income Taxes

The tax provisions reflected in the consolidated statements of operations and the deferred and current tax amounts reflected in the consolidated balance sheets have been computed based on our separate company book/tax difference to arrive at our taxable income. Our net operating loss carryforward represents unutilized taxable losses after reduction for cancellation of debt income available for net operating loss, or “NOL” carryforwards. Upon completion of the spin-off, $94.0 million of the NOL carryforwards will be attributed to us.

At September 30, 2002, our deferred tax balances were determined by reference to the differences in book and tax values of assets and liabilities.

Current and deferred taxes calculated under the separate company approach to intercorporate tax allocation followed in preparing the consolidated financial statements may not necessarily reflect the impact of income taxes on results of operations, cash flows or our financial position in the future.

Quantitative and Qualitative Disclosures about Market Risk

On a pro forma basis, we intend to enter into a new senior credit facility consisting of a $100.0 million revolving credit facility that will bear interest based on variable rates. We do not expect to borrow against this revolving credit facility at the closing of the spin-off and will not be exposed to interest rate risk at that time. At the point that we borrow against this credit facility, we will be exposed to the impact of interest rate changes. We intend to take steps to mitigate this risk in order to limit the impact of such changes in interest rates on earnings and cash flows and to lower overall borrowing costs. We may manage those risks by entering into derivative financial instruments. We will not enter into such arrangements for trading purposes. If we were to borrow the total $100 million revolving debt without entering into derivative financial instruments, a 1% increase in the rate of interest would result in additional interest expense of $1.0 million annually.

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MANAGEMENT

Our Executive Officers and Directors

The following table sets forth information as to persons who are currently expected to serve as our executive officers and directors immediately following the spin-off. For information regarding our executive officers and directors prior to the spin- off, see our Annual Report on Form 10-K for the year ended September 30, 2002, as amended. Other than Mr. Fish, who will serve as one of GHC’s directors, none of the executive officers and directors listed below will become an executive officer or director of GHC after the spin-off.

Name	Age	Position

John J. Arlotta	54	Chairman and Chief Executive Officer
Robert A. Smith	55	Chief Operating Officer
John Kordash	61	Executive Vice President and Assistant to the Chairman and Chief Executive Officer
Richard W. Sunderland, Jr.	43	Chief Financial Officer
John F. Gaither, Jr.	54	Senior Vice President, General Counsel and Secretary
Kirk M. Pompeo	47	Senior Vice President Sales & Marketing
James H. Bloem	53	Director
James D. Dondero	41	Director
James E. Dalton, Jr.	61	Director
Robert H. Fish.	52	Director
Dr. Philip P. Gerbino	56	Director
Arthur J. Reimers	48	Director
Phyllis R. Yale	46	Director

The following information about our executive officers and directors is based, in part, upon information supplied by such persons. Unless otherwise indicated, each individual has had the same principal occupation for the last five years:

John J. Arlotta has served as our vice chairman with primary responsibility for the NeighborCare business since July 2003. Following the spin-off, Mr. Arlotta will become our chairman and chief executive officer. Prior to joining us, Mr. Arlotta served as a consultant to Caremark Pharmaceutical Services. Mr. Arlotta was president of Caremark Pharmaceutical Services from September 1997 to February 2002.

Robert A. Smith has served as the president and chief operating officer of the NeighborCare business since May 2001. Prior to being named president, Mr. Smith served as executive vice president and chief operating officer of NeighborCare since November 1999. He served as regional vice president of NeighborCare’s Allegheny region since August 1998, a position he held with Vitalink Pharmacy Services prior to its acquisition by NeighborCare. Mr. Smith has held senior management positions in several long-term care pharmacy organizations since 1988.

John L. Kordash has served as our executive vice president and assistant to the vice chairman since July 2003. Following the spin-off, Mr. Kordash will become executive vice president and assistant to the chairman and chief executive officer. Prior to joining us, Mr. Kordash was chairman and chief executive officer of Medical Scientists, Inc., a healthcare company that provides predictive modeling medical software and healthcare consulting services to organizations at risk for medical care costs, since 1997.

Richard W. Sunderland, Jr. has served as senior vice president and corporate controller of the NeighborCare business since April 2000. From August 1998 until April 2000, Mr. Sunderland served as vice president and controller of the NeighborCare business. From November 1995 to August 1998, Mr. Sunderland served as vice president and controller of Genesis ElderCare Services, Genesis Managed Care Services and the Genesis ElderCare Chesapeake region. Mr. Sunderland joined the company in 1993 as controller of Genesis ElderCare Services.

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John F. Gaither, Jr. joined NeighborCare as senior vice president, general counsel and secretary in September 2003. From April 2000 to September 2003, Mr. Gaither served as vice president, general counsel and corporate secretary of Global Healthcare Exchange, LLC, a supplier of business-to-business procurement solutions for the healthcare industry. From 1982 to 2000, Mr. Gaither held various positions with Baxter International, Inc., a leading manufacturer and marketer of healthcare products and services.

Kirk M. Pompeo has served as senior vice president, sales and marketing, of the NeighborCare business since April 2003. Prior to joining us, Mr. Pompeo held positions as regional vice president, vice president and senior vice president of sales and marketing for Integrated Health Services, a provider of post-acute healthcare services, since 1993.

James H. Bloem has served as senior vice president and chief financial officer of Humana, Inc., a health benefits company, since February 2001. From September 1999 to January 2001, Mr. Bloem was an independent financial consultant and business consultant. Mr. Bloem served as president of the Personal Care Division of the Perrigo Company, a manufacturer of non-prescription medication, from March 1998 through August 1999 and as an executive vice president of the Perrigo Company from August 1995 through February 1998. Mr. Bloem has served as a director of our company since 2001. Mr. Bloem is a member of the board of directors of the following companies: Bissell, Inc., Nutramax Products, Inc., Van Eerden Company and Imperial Graphics, Inc.

James D. Dondero has served as the president of Highland Capital Management, LP, Investment Advisors, since 1990. Mr. Dondero has served as a director of our company since 2001. Mr. Dondero is a member of the board of directors of Motient Corporation.

James E. Dalton, Jr. served as the president, chief executive officer and director of Quorum Health Group, Inc., a hospital ownership and management company, from 1990 through April 2001. Mr. Dalton has served as a director of our company since 2001. Mr. Dalton is a member of the board of directors of the following companies: Triad Hospitals, Inc., AmSouth Bancorporation, U.S. Oncology, Inc., Select Medical, Inc., and Universal Health Realty Income Trust.

Robert H. Fish has served as our chairman of the board and chief executive officer since January 2003. Mr. Fish will continue to serve us in these positions until the completion of the spin-off and will remain with us on a full-time basis until early 2004. Mr. Fish served as a director of our company since October 2001, our interim chief executive officer since June 2002 and our interim chairman since November 2002. Since November 1999, he has been a managing partner of Sonoma-Seacrest, LLC, a California-based healthcare practice specializing in strategic planning, performance improvement, and merger and acquisition issues. Prior to joining Sonoma, Mr. Fish served as president and chief executive officer of St. Joseph Health System, a healthcare provider, from August 1995 to September 1999.

Dr. Philip P. Gerbino has served as the president of University of the Sciences, School of Pharmacy, since 1995. Dr. Gerbino has served as a director of our company since 2000. Dr. Gerbino is a member of the board of directors of Arrow Prescription Centers and Health ATOZ.

Arthur J. Reimers joined Goldman, Sachs & Co. as an investment banker in 1981 and in 1990 became a partner of the firm. Upon Goldman, Sachs & Co.’s initial public offering in 1998, he became a managing director and served in that capacity until his retirement in 2001. From 1991 through 1996, Mr. Reimers served as co-head of Goldman, Sachs & Co.’s Financial Advisory Group in its London office. Returning to New York in 1996, Mr. Reimers founded and served as co-head of Goldman, Sachs & Co.’s Healthcare Investment Banking Division. Mr. Reimers serves on the board of directors of Rotech Healthcare Inc. Following the spin-off, Mr. Reimers will become a member of our board of directors.

Phyllis R. Yale is a managing director of Bain and Company, a global business consulting firm with 2,000 consultants in 29 offices in 19 countries. She joined Bain and Company in 1982, was elected to partnership in 1987 and currently manages its Boston office. Ms. Yale has worked

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extensively in the healthcare and financial services industries. Following the spin-off, Ms. Yale will become a member of our board of directors.

Relationship of Management with GHC

Following the spin-off, we will have a continuing relationship with GHC as a result of the agreements we are entering into in connection with the spin-off, including the separation and distribution agreement, the tax sharing agreement, the transition services agreement, the group purchasing agreement, the employee benefits agreement, the pharmacy services agreement, the pharmacy benefit management agreement and the durable medical equipment services agreement. We believe the charges for services under the group purchasing agreement, the pharmacy services agreement, the pharmacy benefit management agreement and the durable medical equipment services agreement will be no less favorable to GHC than those GHC could have obtained by negotiating these agreements with an independent third-party. For a detailed discussion of each of these agreements, see GHC’s Registration Statement on Form 10 filed with the SEC on October 10, 2003.

Some of our officers and directors will own shares of GHC common stock and options to acquire additional shares of GHC common stock. Additionally, Mr. Fish is a director of GHC, and will continue to be a director of GHC. Ownership of GHC common stock, including options to acquire GHC common stock, or being a director of GHC, could create or appear to create conflicts of interest for such directors and officers when faced with decisions that could have disparate implications for GHC and us.

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DESCRIPTION OF OTHER INDEBTEDNESS AND PREFERRED STOCK

The New Senior Credit Facility

We intend to enter into a new senior credit facility with a syndicate of financial institutions and institutional lenders. Our new senior credit facility will consist of a $100.0 million revolving credit facility that will terminate in five years. Our new senior credit facility is expected to have a rate of interest of LIBOR plus an applicable margin or a base rate plus an applicable margin on any borrowings thereunder, and we expect to pay a commitment fee on any unused portion thereof.

Our obligations under our new senior credit facility will be guaranteed by substantially all of our current and future subsidiaries, other than our joint ventures, and other than GHC and our subsidiaries that will become subsidiaries of GHC. Our obligations under our new senior credit facility will be secured by, among other things, substantially all of our and the subsidiary guarantors’ assets, including a pledge of all or a portion of the capital stock of our and the subsidiary guarantors’ direct subsidiaries.

Our new senior credit facility is expected to close on or prior to the date on which the spin-off is consummated. Closing of our new senior credit facility is subject to certain customary conditions, including the accuracy of certain representations and warranties and the absence of a material adverse change in our financial condition or results of operations.

The terms of our new senior credit facility are expected to impose certain operating and financial restrictions on us. In addition, our new senior credit facility will require us to maintain specified financial ratios and satisfy other financial condition tests.

This discussion of certain terms of our new senior credit facility is based on our expectations as of the date of this report. Such terms are still being negotiated, however, and could materially change prior to closing.

Series A Convertible Preferred Stock

In connection with our emergence from bankruptcy, we issued 425,946 shares of Series A Convertible Preferred Stock, referred to as the “Series A Preferred Stock.” The Series A Preferred Stock has a liquidation preference of $42.6 million plus accrued but unpaid dividends. The Series A Preferred Stock accrues dividends at the annual rate of 6% payable in cash or additional shares of Series A Preferred Stock at our option. The Series A Preferred Stock is convertible at any time at the option of the holders. Each share of Series A Preferred Stock is convertible into the number of shares of our common stock which results from dividing (x) the liquidation preference of $100 per each such share plus all accrued and unpaid dividends by (y) the conversion price per share of $20.33. In fiscal 2002, 4,338 shares of Series A Preferred Stock were converted to 21,336 shares of common stock. In connection with the spin-off, the conversion price of the Series A Preferred Stock will be adjusted in accordance with the terms of our certificate of incorporation.

We have the right to convert all of the shares of Series A Preferred Stock to shares of common stock at any time after October 2, 2002, provided that the average trading price of our common stock over the immediately preceding 30 days is $30.00 or more per share. We have the right to redeem the Series A Preferred Stock at any time by giving 30 days notice to the holders (subject to certain restrictions imposed by our existing senior credit facility). The Series A Preferred Stock is subject to mandatory redemption on October 2, 2010 or earlier upon the occurrence of specified transactions but only to the extent of the net proceeds from such transactions. The Series A Preferred Stock is also subject to redemption at the option of each holder upon the occurrence of our change in control, as defined in our certificate of incorporation. We estimate that we will be required to pay $69.4 million to redeem our Series A Preferred Stock and accrued dividends thereto on October 2, 2010, assuming that no shares of Series A Preferred Stock are converted into common stock prior to that time.

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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENESIS HEALTH VENTURES, INC.
Date: October 17, 2003	By:	George V. Hager, Jr.

George V. Hager, Jr.
Executive Vice President and
Chief Financial Officer